Filed pursuant to Rule 424(b)(5)

Registration Statement No. 333-249341

The information in this prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 9, 2021

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated October 21, 2020)

American Depositary Shares

Representing Ordinary Shares

$                per ADS

We are selling                  ordinary shares in the form of American Depositary Shares (“ADSs”). Each ADS represents five ordinary shares.

We have granted the underwriters an option to purchase up to additional                  ADSs.

The ADSs are listed on The Nasdaq Global Market, or Nasdaq, under the symbol “MREO.” On February 8, 2021, the last reported sale price of the ADSs on Nasdaq was $3.02 per ADS.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the Securities Act, and, as such, are subject to reduced public company reporting requirements.

Investing in the ADSs involves risks. See “Risk Factors” beginning on page S-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Public Offering Price	$	$
Underwriting Discount(1)	$	$
Proceeds to us (before expenses)	$	$

(1)	We have agreed to reimburse the underwriters for certain expenses incurred with this offering. See “Underwriting.”

The underwriters expect to deliver the ADSs to purchasers on or about             , 2021 through the book-entry facilities of The Depositary Trust Company.

Sole Book-Running Manager

SVB Leerink

Co-Lead Managers

BTIG	Needham & Company

            , 2021

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, including the documents incorporated by reference herein, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. Before you invest, you should carefully read this prospectus supplement, the accompanying prospectus, all information incorporated by reference herein and therein, as well as the additional information described under “Where You Can Find More Information.” These documents contain information you should consider when making your investment decision. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

We have not authorized anyone to provide any information other than that contained in or incorporated by reference in this prospectus and any related free writing prospectus filed by us with the SEC. We have not, and the underwriters have not, authorized anyone to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of any other information that others may give you. This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

We are offering to sell, and seeking offers to buy, ADSs only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the offering of the ADSs in certain jurisdictions may be restricted by law. Persons outside the United States (“U.S.”) who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions

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relating to, the offering of the ADSs and the distribution of this prospectus supplement outside the U.S. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless otherwise indicated or the context otherwise requires, the terms “Mereo,” the “Company,” “we,” “us,” and “our” refer to Mereo BioPharma Group plc and our wholly-owned subsidiaries Mereo BioPharma 1 Limited, Mereo BioPharma 2 Limited, Mereo BioPharma 3 Limited, Mereo BioPharma 4 Limited, Mereo BioPharma 5, Inc. (formerly OncoMed Pharmaceuticals, Inc.), Mereo BioPharma Ireland Limited, Mereo US Holdings Inc. and NAVI Subsidiary, Inc. Our consolidated financial statements also treat Mereo BioPharma Group plc Employee Benefit Trust, an employee benefit trust operated by us, as a wholly-owned subsidiary of ours.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the financial statements and other documents incorporated by reference in this prospectus supplement may contain forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. All statements other than statements of historical fact in this prospectus supplement, the accompanying prospectus and the financial statements and other documents that we incorporate by reference in this prospectus supplement are forward-looking statements.

These forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other factors that could cause our actual results of operations, financial condition, liquidity, performance, prospects, opportunities, achievements or industry results, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or suggested by, these forward-looking statements. These forward-looking statements are based on assumptions regarding our present and future business strategies and the environment in which we expect to operate in the future. Important factors that could cause those differences include, but are not limited to:

∎	the development of our product candidates, including statements regarding the expected initiation, timing, progress, and availability of data from our clinical trials;

∎	the potential attributes and benefits of our product candidates and their competitive position;

∎	our ability to partner or sell our two product candidates, acumapimod for the treatment of AECOPD and leflutrozole for the treatment of infertility and HH in obese men, on attractive terms or at all;

∎	our ability to successfully commercialize, or enter into strategic relationships with third parties to commercialize, our product candidates, if approved;

∎	our estimates regarding expenses, future revenues, capital requirements, and our need for additional financing;

∎	the potential volatility in the price of our ordinary shares and ADSs if the shares sold through our recent private placements are sold on the market;

∎	our being subject to ongoing regulatory obligations if our products secure regulatory approval;

∎	our reliance on third parties to conduct our clinical trials and on third-party suppliers to supply or produce our product candidates;

∎	the patient market size of any diseases and market adoption of our products by physicians and patients;

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∎	our ability to obtain and maintain adequate intellectual property rights and adequately protect and enforce such rights;

∎	the duration of our patent portfolio;

∎	the COVID-19 pandemic and the associated disruptions that could materially impact our business including planned clinical developments and our ongoing clinical studies;

∎

the United Kingdom’s (“U.K.”) recent withdrawal from the European Union could lead to increased market volatility, make it more difficult for us to do business in Europe or have other adverse effects on our business;

∎	our ability to retain key personnel and recruit additional qualified personnel;

∎	our ability to manage growth;

∎	our ability to successfully integrate and realize the benefits of our past or future strategic acquisitions or investments; and

∎	other risk factors discussed under “Risk Factors.”

Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference not to occur. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify estimates and forward-looking statements. Estimates and forward-looking statements speak only as of the date they were made, and we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. Our future results may differ materially from those expressed in these estimates and forward-looking statements. In light of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference in this prospectus supplement and the accompanying prospectus might not occur, and our future results and our performance may differ materially from those expressed in such forward-looking statements due to, inclusive of, but not limited to, the factors mentioned above. Because of these uncertainties, you should not make any investment decision based on these estimates and forward-looking statements.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and in the documents we incorporate by reference herein and therein. This summary does not contain all of the information you should consider before making an investment decision. You should read this entire prospectus supplement and accompanying prospectus carefully, especially the risks of investing in our ADSs discussed under “Risk Factors” beginning on page S-5 of this prospectus supplement, along with our consolidated financial statements and notes to those consolidated financial statements and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus.

Overview

We are a biopharmaceutical company focused on the development and commercialization of innovative therapeutics that aim to improve outcomes for oncology and rare diseases. We have developed a portfolio of six clinical stage product candidates. Our lead oncology product candidate, etigilimab (“Anti-TIGIT”) has recently advanced into an open label Phase 1b/2 basket study evaluating Anti-TIGIT in combination with an anti-PD-1 in a range of tumor types including three rare tumors and a number of gynecological carcinomas including cervical and endometrial carcinomas. Our second oncology product, navicixizumab, for the treatment of late line ovarian cancer, has completed a Phase 1 study and has been partnered with OncXerna Therapeutics, Inc., formerly Oncologie, Inc. We have two rare disease product candidates: alvelestat for the treatment of severe Alpha-1 antitrypsin deficiency (AATD), which is being investigated in an ongoing Phase 2 proof-of-concept study in the U.S. and Europe, for which the Company expects to report top line data in the second half of 2021, and setrusumab for the treatment of osteogenesis imperfecta (OI). In December 2020, we entered into a license and collaboration for setrusumab in OI with Ultragenyx Pharmaceutical Inc. (“Ultragenyx”) and received an upfront payment of $50 million in January 2021. In September 2020, the U.S. Food and Drug Administration (the “FDA”) granted Rare Pediatric Disease designation to setrusumab for the treatment of OI. Following the completion of our Phase 2b ASTEROID study, the company met with both the FDA and the European Medicines Agency (“EMA”) to discuss the principles of a design of a single Phase 2/3 registrational pediatric study in OI. We plan to develop our product candidates for oncology and rare diseases through the next key clinical milestone and then partner, or in selected cases, develop through regulatory approval and potentially commercialization. We plan to partner or sell our other two product candidates (which do not target oncology or rare diseases), acumapimod for the treatment of AECOPD and leflutrozole for the treatment of infertility and HH in obese men, recognizing the need for greater resources to take these product candidates to market.

Our strategy is to selectively acquire and develop product candidates for oncology and rare diseases that have already received significant investment from large pharmaceutical and biotechnology companies and that have substantial pre-clinical, clinical and manufacturing data packages. Since our formation in March 2015, we have successfully executed on this strategy by acquiring, through asset purchases or exclusive licenses of certain intellectual property rights, six clinical-stage product candidates four of which were in oncology and rare diseases. We acquired four of these six clinical-stage product candidates from large pharmaceutical companies and acquired two in the merger with OncoMed Pharmaceuticals Inc. in 2019. We aim to efficiently develop our product candidates through the clinic and have commenced or completed large, randomized Phase 2 clinical trials for four of our product candidates.

Oncology and rare diseases represent an attractive development, and in some cases commercialization, opportunity for us since they typically have high unmet medical need and can utilize regulatory pathways that facilitate acceleration to approval and to the potential market. Development of products for oncology and rare diseases involves close collaboration with key opinion leaders and investigators. Development of rare disease products generally involves close coordination with the patient organizations and patients are treated at a limited number of specialized sites which helps identification of the patient population and enables a small targeted sales infrastructure to commercialize the products in key markets.

Our team has extensive experience in the pharmaceutical and biotechnology sector in the identification, acquisition, development, manufacturing and commercialization of product candidates in multiple therapeutic areas. Our senior management has long-standing relationships with senior executives of large pharmaceutical and biotechnology companies which we believe enhances our ability to form strategic partnerships on our product candidates and to identify and acquire additional product candidates.

Unaudited Cash Position

As of January 31, 2021, we had cash and short-term investments of $74 million. This cash position is unaudited and is not a comprehensive statement of our financial position or operating results and is based on information available as of the date of this prospectus supplement, and is subject to material change. Accordingly, you should not place undue reliance upon this information. This unaudited information has been prepared by, and is the responsibility of, our management. Ernst & Young LLP has not audited this information. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.

Recent Developments

License and Collaboration Agreement with Ultragenyx

On December 17, 2020, we announced that we entered into a license and collaboration agreement with Ultragenyx, for setrusumab, a monoclonal antibody in clinical development for OI. Under the terms of the collaboration, Ultragenyx will lead future global development of setrusumab in both pediatric and adult patients. We granted Ultragenyx an exclusive license to develop and commercialize setrusumab in the U.S. and rest of the world, excluding Europe where we retain commercial rights. Under the terms of the agreement, Ultragenyx made an upfront payment of $50 million, will fund global development of the program until approval, and has agreed to pay a total of up to $254 million in contingent payments upon achievement of certain clinical, regulatory, and commercial milestones. Ultragenyx will pay tiered double digit percentage royalties to Mereo on net sales outside of Europe and Mereo will pay a fixed double digit percentage royalty to Ultragenyx on net sales in Europe.

AIM Delisting

On November 11, 2020 we announced our planned cancellation of admission of our ordinary shares to trading on the AIM market of the London Stock Exchange plc (the “AIM Delisting”). The AIM Delisting was completed on December 18, 2020. Following the AIM Delisting, we became a single listed company with ADSs trading only on Nasdaq.

Silicon Valley Bank and Kreos Capital V (UK) Limited Loan Repayment

The loan agreement we entered into with Silicon Valley Bank and Kreos Capital V (UK) Limited in September 2018 was repaid in full in December 2020.

Corporate Information

Our registered office address is Fourth Floor, One Cavendish Place, London, W1G 0QF, United Kingdom and our telephone number is +44 (0)33 3023 7300. Our website address is www.mereobiopharma.com. The information contained on, or that can be accessed from, our website does not form part of this prospectus supplement.

THE OFFERING

ADSs offered by us	ADSs (with each ADS representing five ordinary shares).

ADSs outstanding after the offering	ADSs

Ordinary shares outstanding after the offering	ordinary shares

Underwriters’ option to purchase additional ADSs	We have granted the underwriters an option to purchase up to an additional ADSs from us within 30 days of the date of this prospectus supplement.

Depositary	Citibank, N.A.

Use of proceeds	We intend to use the net proceeds from this offering to fund ongoing clinical development of product candidates and for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk factors	You should read the “Risk Factors” section beginning on page S-5 of this prospectus supplement and in other documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of factors to consider carefully before deciding to purchase our ADSs.

Nasdaq symbol	MREO

Unless otherwise indicated, all information in this prospectus supplement, including information relating to the number of ordinary shares to be outstanding immediately after the completion of this offering:

∎	excludes 22,374,958 ordinary shares issuable upon the exercise of options granted and outstanding under employee share schemes, subject to vesting conditions as of December 31, 2020;

∎	excludes 307,930,613 ordinary shares issuable upon the exercise of warrants, convertible notes and other committed equity outstanding as of December 31, 2020; and

∎	assumes no exercise by the underwriters of their option to purchase up to an additional ADSs.

RISK FACTORS

Our business, and an investment in the securities, is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 20-F, and any updates in our Reports on Form 6-K. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus supplement and the accompanying prospectus.

Risks Related to Our Dependence on Third Parties

If our partners do not satisfy their obligations under our agreements with them, or if they terminate our licenses, partnerships or collaborations with them, we may not be able to develop or commercialize our licensed or partnered product candidates as planned.

We have announced two out-licensing collaborations. On December 17, 2020, we announced that we entered into a license and collaboration agreement with Ultragenyx, for setrusumab, a monoclonal antibody in clinical development for OI. Under the terms of the collaboration, Ultragenyx will lead future global development of setrusumab in both pediatric and adult patients. We granted Ultragenyx an exclusive license to develop and commercialize setrusumab in the U.S. and rest of the world, excluding Europe where we retain commercial rights. Under the terms of the agreement, Ultragenyx will pay up to $254 million in development, regulatory and commercial milestones and tiered double digit percentage royalties to us on net sales outside of Europe and we will pay a fixed double digit percentage royalty to Ultragenyx on net sales in Europe. On January 13, 2020 we announced a global out-licensing agreement with OncXerna (formerly Oncologie) for development and commercialization of navicixizumab. Under the terms of the agreement OncXerna will pay up to $300 million in future clinical, development and commercial milestones and royalties ranging from the mid-single digit to sub-teen percentages on global annual net sales of navicixizumab, as well as a negotiated percentage of sublicensing revenues from certain sublicensees. Our future plans may include entering into out-licensing collaboration agreements on our other development programs including leflutrozole, acumapimod, etigilimab and alvelestat.

We also have existing acquisition agreements with Novartis which we entered into in 2015 in respect of our purchase of setrusumab, leflutrozole and acumapimod, and an existing in-licensing agreement with AstraZeneca which we entered into in 2017 in respect of our exclusive license of alvelestat

Our partners might not fulfill all of their obligations under these agreements, and, in certain circumstances, they or we may terminate our partnerships with them. In either event, we may be unable to assume the development and commercialization responsibilities covered by these agreements or enter into alternative arrangements with a third-party to develop and commercialize product candidates. If a partner elected to promote alternative products and product candidates such as its own products and product candidates in preference to those licensed with us, does not devote an adequate amount of time and resources to our product candidates or is otherwise unsuccessful in its efforts with respect to our product candidates, the development and commercialization of product candidates covered by the agreements could be delayed or terminated and our business and financial condition could be materially and adversely affected. Accordingly, our ability to receive any revenue from the product candidates covered by these agreements is dependent on the efforts of our partners.

If a partner terminates or breaches its agreements with us, otherwise fails to complete its obligations in a timely manner or alleges that we have breached our contractual obligations under these agreements, the chances of successfully developing or commercializing product candidates under the collaboration could be materially and adversely affected. We could also become involved in disputes with a partner, which could lead to delays in or termination of our development and commercialization programs and time-consuming and expensive litigation or arbitration. Furthermore, termination of an agreement by a partner could have an adverse effect on the price of our ADSs.

Risks Related to Our ADSs and this Offering

The market price for our ADSs may be volatile and may decline regardless of our operating performance, and the value of your investment could materially decline.

The trading price of our ADSs may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

∎	positive or negative results from, or delays in, testing or clinical trials conducted by us or our competitors;

∎

delays in entering into strategic relationships with respect to development or commercialization of our product candidates or entry into strategic relationships on terms that are not deemed to be favorable to us;

∎	delays in timelines in existing strategic relationships;

∎	technological innovations or commercial product introductions by us or our competitors;

∎	changes in government regulations;

∎	developments concerning proprietary rights, including patents and litigation matters;

∎	the impact of public health epidemics, such as the ongoing COVID-19 pandemic, and government efforts to slow their spread;

∎	economic, public health, financial or geopolitical events that affect us or the financial markets generally, including the duration and severity of the impact of the ongoing COVID-19 pandemic;

∎	public concern relating to the commercial value or safety of our product candidates;

∎	financing or other corporate transactions;

∎	publication of research reports or comments by securities or industry analysts, and variances in our periodic results of operations from securities analysts’ estimates;

∎	general market conditions in the biopharmaceutical and pharmaceutical industries or in the economy as a whole;

∎	the loss of any of our key scientific or senior management personnel;

∎	sales of our ADSs by us, our senior management and board members, holders of ADSs or our other security holders in the future;

∎	actions by institutional shareholders;

∎	speculation in the press or the investment community; or

∎	other events and factors, many of which are beyond our control.

These and other market and industry factors may cause the market price and demand for our ADSs to fluctuate substantially, regardless of our actual operating performance, which may limit or prevent investors from readily selling ADSs and may otherwise negatively affect the liquidity of the ADSs.

In addition, the stock market in general, and emerging companies in particular, have experienced significant price and volume fluctuations that often have been unrelated to the operating performance of the companies affected by these fluctuations. These broad market fluctuations may adversely affect the trading price of the ADSs regardless of our operating performance.

In the past in the U.S., when the market price of a security has been volatile, holders of that security have often instituted securities class action litigation against the issuer of such securities. If any of the holders of ADSs were to bring such a lawsuit against us, we could incur substantial costs defending the lawsuit and the attention of our senior management would be diverted from the operation of our business. Any adverse determination in litigation could also subject us to significant liabilities.

Future sales of our ADSs by us or our existing holders of ADSs could cause the market price of our ADSs to decline.

Sales of a substantial number of our ADSs in the public market could occur at any time. These sales, or the perception in the market that such sales may occur, could reduce the market price of our ADSs. We, our executive officers and directors have entered into lock-up agreements with the underwriters under which we and they have agreed, subject to certain exceptions, not to sell, directly or indirectly, any ordinary shares or ADSs without the permission of the underwriters for a period of 90 days following the date of this prospectus supplement. We refer to such period as the lock-up period. When the lock-up period expires, we, our executive officers and directors will be able to sell ADSs in the public market, subject to compliance with applicable securities laws restrictions. In addition, the underwriters may, in their sole discretion, release all or some portion of the ordinary shares or ADSs subject to lock-up agreements at any time and for any reason. Sales of a substantial number of such shares or ADSs upon expiration of the lock-up or otherwise, the perception that such sales may occur, or early release of these agreements, could cause the market price of our ADSs to fall or make it more difficult for you to sell your ADSs at a time and price that you deem appropriate.

We do not anticipate paying dividends, and accordingly, holders of our ADSs must rely on appreciation in the price of the ADSs for any return on their investment.

We currently intend to retain our future earnings, if any, to fund the development and growth of our businesses. As a result, capital appreciation, if any, of our ADSs will be your sole source of gain on your investment for the foreseeable future. Investors seeking cash dividends should not invest in our ADSs.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our ADS price and trading volume could decline.

The trading market for our ADSs depends on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. We cannot assure you that analysts will cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our ADSs or change their opinion of our ADSs, our ADS price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our ADS price or trading volume to decline.

You may not receive distributions on our ordinary shares represented by the ADSs or any value for them if it is unlawful or impracticable to make such distributions available to holders of ADSs.

The depositary for the ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of our ordinary shares that your ADSs represent. However, in accordance with the limitations set forth in the deposit agreement, it may be unlawful or impracticable to make a distribution available to holders of ADSs. We have no obligation to take any other action to permit distribution on the ADSs, ordinary shares, rights or anything else to holders of the ADSs. This means that you may not receive the distributions we make on our ordinary shares or any value from them if it is unlawful or impracticable to make them available to you. These restrictions may have a material adverse effect on the value of your ADSs.

You may be subject to limitations on the transfer of ADSs and the withdrawal of the underlying ordinary shares.

ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when the depositary, in good faith, determines such action is necessary or advisable pursuant to the deposit agreement. The depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary thinks it is necessary or advisable to do so because of any requirement of law, government or governmental body, or under any provision of the deposit agreement, or for any other reason, subject to your right to cancel your ADSs and withdraw the underlying ordinary shares. Temporary delays in the cancellation of your ADSs and withdrawal of the underlying ordinary shares may arise because the depositary has closed its transfer books or we have closed our transfer books, the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting or because we are paying a dividend on our ordinary shares.

In addition, you may not be able to cancel your ADSs and withdraw the underlying ordinary shares when you owe money for fees, taxes and similar charges to the depositary and when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to our ADSs or to the withdrawal of our ordinary shares or other deposited securities.

The depositary for ADSs is entitled to charge holders fees for various services, including annual service fees.

The depositary for ADSs is entitled to charge holders fees for various services including for the issuance of ADSs upon deposit of ordinary shares, cancellation of ADSs, distributions of cash dividends or other cash distributions, distributions of ADSs pursuant to share dividends or other free share distributions, distributions of securities other than ADSs and annual service fees. In the case of ADSs issued by the depositary into The Depository Trust Company (“DTC”), the fees will be charged by the DTC participant to the account of the applicable beneficial owner in accordance with the procedures and practices of the DTC participant as in effect at the time. The depositary for ADSs will not be responsible for any U.K. stamp duty or stamp duty reserve tax arising upon the issuance or transfer of ADSs. For a discussion of the U.K. stamp duty and stamp duty reserve tax consequences of the issuance and transfer of ADSs, see “Material Tax Considerations—Material United Kingdom Tax Considerations—Stamp Duty and Stamp Duty Reserve Tax”.

Our ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable results to the plaintiff(s) in any such action.

The deposit agreement governing our ADSs provides that holders and beneficial owners of ADSs irrevocably waive the right to a trial by jury in any legal proceeding arising out of or relating to the deposit agreement or our ADSs, including claims under U.S. federal securities laws, against us or the depositary to the fullest extent permitted by applicable law. If this jury trial waiver provision is prohibited by applicable law, an action could nevertheless proceed under the terms of the deposit agreement with a jury trial. Although we are not aware of a specific federal decision that addresses the enforceability of a jury trial waiver in the context of U.S. federal securities laws, it is our understanding that jury trial waivers are generally enforceable. Moreover, insofar as the deposit agreement is governed by the laws of the State of New York, New York laws similarly recognize the validity of jury trial waivers in appropriate circumstances. In determining whether to enforce a jury trial waiver provision, New York courts and federal courts will consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party has knowingly waived any right to trial by jury. We believe that this is the case with respect to the deposit agreement and our ADSs.

In addition, New York courts will not enforce a jury trial waiver provision in order to bar a viable setoff or counterclaim sounding in fraud or one which is based upon a creditor’s negligence in failing to liquidate collateral upon a guarantor’s demand, or in the case of an intentional tort claim (as opposed to a contract dispute). No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any provision of U.S. federal securities laws and the rules and regulations promulgated thereunder.

If any holder or beneficial owner of ADSs brings a claim against us or the depositary in connection with matters arising under the deposit agreement or our ADSs, including claims under U.S. federal securities laws, such holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different results than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action, depending on, among other things, the nature of the claims, the judge or justice hearing such claims, and the venue of the hearing.

It may be difficult for you to bring any action or enforce any judgment obtained in the U.S. against us or members of our Board, which may limit the remedies otherwise available to us.

We are incorporated as a public limited company in England and Wales, and the majority of our assets are located outside the U.S. In addition, the majority of the members of our board of directors (our “Board”) are nationals and residents of countries, including the U.K., outside of the U.S. Most or all of the assets of these individuals are located outside the U.S. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the U.S. if you believe your rights have been infringed under the securities laws or otherwise. In addition, a U. K. court may prevent you from enforcing a judgment of a U.S. court against us or these individuals based on the securities laws of the U.S. or any state thereof. A U. K. court may not allow you to bring an action against us or our directors based on the securities laws of the U.S. or any state thereof.

Shareholders in countries other than the U.K. will suffer dilution if they are unable to participate in future pre-emptive equity offerings.

Under English law, shareholders (being those shareholders that are included in a company’s register of members as holders of the legal title to that company’s shares) usually have pre-emptive rights to subscribe on a pro rata basis in the issuance of new shares for cash. The exercise of those pre-emptive rights by certain shareholders not resident in the U.K. may be restricted by applicable law or practice in the U.K. and overseas jurisdictions. In particular, the exercise of pre-emptive rights by U.S. shareholders would be prohibited unless an offering is registered under the Securities Act or an exemption from the registration requirements of the Securities Act applies. Furthermore, under the deposit agreement for our ADSs, the depositary generally will not make available those pre-emptive rights to holders of ADSs unless certain conditions are met, including that the provision of such pre-emptive rights to the ADS holders is reasonably practicable. If no exemption applies and we determine not to register such offering, shareholders in the U.S. may not be able or permitted to exercise their pre-emptive rights. We are also permitted under English law to disapply pre-emptive rights (subject to the approval of our shareholders by special resolution or the inclusion in the articles of a power to disapply such rights) either generally or in relation to a specific allotment and thereby exclude certain shareholders, such as overseas shareholders, from participating in a rights offering (usually to avoid a breach of local securities laws).

Holders of ADSs may not have the same voting rights as holders of ordinary shares and may not receive voting materials in time to be able to exercise their right to vote.

Holders of ADSs are not able to exercise voting rights attaching to ordinary shares underlying our ADSs on an individual basis. Each holder of ADSs has appointed the depositary or its nominee as the holder’s representative to exercise, pursuant to the instructions of the holder, the voting rights attaching to our ordinary shares underlying our ADSs. Holders of ADSs may not receive voting materials in time to instruct the depositary to vote, and it is possible that they, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

We are currently a “foreign private issuer” under the rules and regulations of the SEC and, as a result, are exempt from a number of rules under the Exchange Act and are permitted to file less information with the SEC than a company incorporated in the U.S.

We are incorporated as a public limited company in England and Wales and are deemed to be a “foreign private issuer” under the rules and regulations of the SEC. As a foreign private issuer, we are exempt from certain rules under the Exchange Act that would otherwise apply if we were a company incorporated in the U.S., including:

∎	the requirement to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies with securities registered under the Exchange Act;

∎	the requirement to file financial statements prepared in accordance with U.S. GAAP;

∎	the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations; and

∎	the requirement to comply with Regulation Fair Disclosure, or Regulation FD, which imposes certain restrictions on the selective disclosure of material information.

In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the related rules with respect to their purchases and sales of our ADSs.

As a foreign private issuer, we are not required to comply with some of the corporate governance standards of Nasdaq applicable to companies incorporated in the U.S.

Our Board is required to meet certain corporate governance standards under Nasdaq Listing Rules, including the requirement to maintain an audit committee comprised of three or more directors satisfying the independence standards of Nasdaq applicable to audit committee members. While foreign private issuers are not required to comply with most of the other corporate governance rules of Nasdaq, we believe we currently comply with, and intend to continue to comply with, the majority of such requirements, including the requirements to maintain a majority of independent directors and nominating and compensation committees of our Board comprised solely of independent directors. We follow UK requirements with respect to shareholder meetings including shareholder meetings required to disapply preemption rights and issue ordinary shares to investors in connection with private placements of our securities. As a result, holders of our ADSs may not be afforded the benefits of the corporate governance standards of Nasdaq to the same extent applicable to companies incorporated in the U.S.

Additional reporting requirements may apply if we lose our status as a foreign private issuer.

If we lose our status as a “foreign private issuer” under the rules and regulations of the SEC at some future time, then we will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if we were a company incorporated in the U.S. The costs incurred in fulfilling these additional regulatory requirements could be substantial.

Although our reporting obligations as a foreign private issuer are fewer than those of a public company incorporated in the U.S., our costs of complying with our SEC reporting requirements are significant, and our management is required to devote substantial time to complying with SEC regulations.

As a company with securities listed in the U.S., and particularly after we no longer qualify as an emerging growth company, we will incur significant legal, accounting, and other expenses that we did not incur previously. The Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on non-U.S. reporting public companies, including the establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our senior management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more expensive for us to obtain director and officer liability insurance, which in turn could make it more difficult for us to attract and retain qualified senior management personnel or members for our Board. In addition, these rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We are an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make the ADSs less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to, and intend to, take advantage, for up to five years, of certain exemptions from various reporting requirements applicable to other public companies that are not Emerging Growth Companies, such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. These exemptions include:

∎	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

∎

not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

∎	reduced disclosure obligations regarding executive compensation; and

∎	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We expect to continue to take advantage of some or all of the available exemptions. We cannot predict whether investors will find the ADSs less attractive if we rely on these exemptions. If some investors find the ADSs less attractive as a result, there may be a less active trading market for the ADSs and the market price of the ADSs may be more volatile.

In addition, the JOBS Act also provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We may be a passive foreign investment company (“PFIC”) for any taxable year, which could result in material adverse U.S. federal income tax consequences if you are a U.S. investor.

In general, a non-U.S. corporation will be a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income (the “income test”) or (ii) 50% or more of the value of its assets consists of assets (generally determined on a quarterly average basis) that produce, or are held for the production of, passive income (the “asset test”). For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes interest, dividends, gains from certain property transactions, rents and royalties (other than certain rents or royalties derived in the active conduct of a trade or business). Cash is a passive asset for PFIC purposes. Goodwill (the value of which may be determined by reference to the company’s market capitalization) is treated as an active asset to the extent attributable to activities intended to produce active income.

Whether we will be a PFIC in 2021 or any future taxable year is uncertain because, among other things, we currently own a substantial amount of passive assets, including cash, and because the valuation of our assets that generate non-passive income for PFIC purposes, including our goodwill and other intangible assets, is uncertain and may vary substantially over time. In addition, the composition of our assets and income may vary substantially over time. The average quarterly value of our assets for purposes of determining our PFIC status for any taxable year (to the extent applicable) will generally be determined in part by reference to our market capitalization, which has fluctuated and may continue to fluctuate significantly over time. Accordingly, there can be no assurance that we will not be a PFIC in 2021 or for any future taxable year. In addition, we may, directly or indirectly, hold equity interests in other entities, including certain of our subsidiaries that are PFICs, or “Lower-tier PFICs”. Accordingly, U.S. investors should invest in our ADSs only if they are willing to bear the U.S. federal income tax consequences associated with investments in PFICs.

If we were a PFIC for any taxable year during which a U.S. investor owns ADSs, certain adverse U.S. federal income tax consequences could apply to such U.S. investor. We will provide the information necessary for a U.S. investor to make a qualifying electing fund election with respect to us and we will also use our best efforts to cause each lower-tier PFIC that we control to provide such information. See “Material Tax Considerations—Material U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules” for further information. U.S. investors should consult their tax advisers regarding our PFIC status for any taxable year and the potential application of the PFIC rules to an investment in our ADSs.

We will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not positively impact our profitability or our market value. See “Use of Proceeds” for a description of our management’s intended use of the proceeds from this offering.

USE OF PROCEEDS

We estimate that we will receive total estimated net proceeds from this offering of approximately $         million, or $         million if the underwriters exercise their option to purchase additional ADSs in full, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds of this offering to fund ongoing clinical development of product candidates and for working capital and other general corporate purposes.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business conditions. As of the date of this prospectus supplement, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. As a result, management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering.

MATERIAL TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

The following is a discussion of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of owning and disposing of the ADSs or ordinary shares, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire the ADSs or ordinary shares. This discussion applies only to a U.S. Holder that acquires ADSs in this offering and holds the ADSs or ordinary shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of the U.S. Holder’s particular circumstances, including any estate, gift, alternative minimum or Medicare contribution tax consequences, any U.S. state, local or non-U.S. tax considerations, and any tax consequences applicable to U.S. Holders subject to special rules, such as:

∎	banks, insurance companies and other financial institutions;

∎	real estate investment trusts or regulated investment companies;

∎	dealers or traders in securities that use a mark-to-market method of tax accounting;

∎	persons holding our ADSs or ordinary shares as part of a straddle, integrated transaction or similar transaction;

∎	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

∎	entities or arrangements treated as partnerships for U.S. federal income tax purposes and their partners or investors;

∎	tax-exempt entities, “individual retirement accounts” or “Roth IRAs”;

∎	S corporations;

∎	former citizens or residents of the U.S.;

∎	a person that is subject to special tax accounting rules under section 451(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

∎	persons that own or are deemed to own 10% or more of our stock by vote or value; or

∎	persons holding our ADSs or ordinary shares in connection with a trade or business outside the U.S.

If a partnership (or other entity that is classified as a partnership for U.S. federal income tax purposes) owns the ADSs or ordinary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partner and the partnership. Partnerships owning the ADSs or ordinary shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of the ADSs or ordinary shares.

Persons that own or are deemed to own 10% or more of our stock by vote or value should consult their tax advisers regarding the application of the “controlled foreign corporation” rules to their ownership of our ADSs or ordinary shares.

This discussion is based on the Code, administrative pronouncements, judicial decisions, and final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect. We have not sought and do not intend to seek any ruling from the Internal Revenue Service (the “IRS”) with respect to the U.S. federal income tax consequences described herein and there can be no assurance that the IRS or a court will not take a contrary position.

As used herein, a “U.S. Holder” is a person that, for U.S. federal income tax purposes, is a beneficial owner of our ADSs or ordinary shares and is:

∎	an individual who is a citizen or resident of the U.S.;

∎	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the U.S., any state therein or the District of Columbia;

∎	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

∎

a trust that (i) is subject to the primary supervision of a court within the U.S. and subject to the control of one or more U.S. persons for all substantial decisions or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of our ADSs or ordinary shares in their particular circumstances.

For U.S. federal income tax purposes, a beneficial owner of our ADSs generally will be treated as the owner of the underlying ordinary shares represented by such ADSs. Accordingly, gain or loss will generally not be recognized if a U.S. Holder exchanges our ADSs for the underlying ordinary shares.

Passive Foreign Investment Company Rules

Special U.S. tax rules apply to U.S. Holders of stock in a company that is considered to be a passive foreign investment company (a “PFIC”). In general, a non-U.S. corporation will be a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income (the “income test”) or (ii) 50% or more of the value of its assets (generally determined on a quarterly average basis) consists of assets that produce, or are held for the production of, passive income (the “asset test”). For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes interest, dividends, gains from certain property transactions, rents and royalties (other than certain rents or royalties derived in the active conduct of a trade or business). Cash is a passive asset for PFIC purposes. Goodwill (the value of which may be determined by reference to the company’s market capitalization) is generally treated as an active asset to the extent attributable to activities intended to produce active income.

Whether we will be a PFIC in 2021 or any future taxable year is uncertain because, among other things, we currently own a substantial amount of passive assets, including cash, and because the valuation of our assets that generate non-passive income for PFIC purposes, including our goodwill and other intangible assets, is uncertain and may vary substantially over time. In addition, the composition of our assets and income may vary substantially over time. The average quarterly value of our assets for purposes of determining our PFIC status for any taxable year (to the extent applicable) will generally be determined in part by reference to our market capitalization, which has fluctuated and may continue to fluctuate significantly over time. Accordingly, there can be no assurance that we will not be a PFIC in 2021 or for any future taxable year. U.S. Holders should invest in our ADSs only if they are willing to bear the U.S. federal income tax consequences associated with investments in PFICs.

If we are a PFIC for any taxable year and any of our non-U.S. subsidiaries or other companies in which we own equity interests were also a PFIC (any such entity, a “Lower-tier PFIC”), U.S. Holders would be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and would be subject to U.S. federal income tax according to the rules described in the subsequent paragraph on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case as if the U.S. Holders held such shares directly, even though the U.S. Holders had not received the proceeds of those distributions or dispositions.

Generally, if we were a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares and the U.S. Holder does not make a valid QEF Election or a mark-to-market election (described below), gain recognized upon a disposition (including, under certain circumstances, a pledge) of our ADSs or ordinary shares by the U.S. Holder will be allocated ratably over the U.S. Holder’s holding period for such ADSs or ordinary shares. The amounts allocated to the taxable year of disposition and to years before we became a PFIC will be taxed as ordinary income. The amounts allocated to each other taxable year will be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as applicable, and an interest charge will be imposed on the resulting tax liability for each relevant taxable year. Further, to the extent that any distribution received by a U.S. Holder on our ADSs or ordinary shares exceeds 125% of the average of the annual distributions received on such securities during the preceding three years or the U.S. Holder’s holding period, whichever is shorter (an “excess distribution”), such excess distribution will be subject to taxation in the same manner. If we are a PFIC for any taxable year during which a U.S. Holder owns our ADSs or ordinary shares, we will generally continue to be treated as a PFIC with respect to such U.S. Holder for all succeeding years during which such U.S. Holder owns our ADSs or ordinary shares, even if we cease to meet the threshold requirements for PFIC status. If we are a PFIC for any taxable year but cease to be PFIC for subsequent years, U.S. Holders should consult their tax advisers regarding the advisability of making a “deemed sale” election that would allow them to eliminate the continuing PFIC status under certain circumstances.

To avoid the foregoing rules, a U.S. Holder can make a qualifying electing fund election (“QEF Election”) to treat us and each Lower-tier PFIC as a qualified electing fund in the first taxable year that the entity is treated as a PFIC with respect to the U.S. Holder. A U.S. Holder must make the QEF Election for each PFIC by attaching a separate properly completed IRS Form 8621 for that PFIC to the U.S. Holder’s timely filed U.S. federal income tax return. A U.S. Holder making a QEF election other than for the first taxable year in which it owns (or is treated as owning) an equity interest in a PFIC would continue to be subject to the rules described in the preceding paragraph with respect to such PFIC, unless the U.S. Holder makes a “deemed sale” election with respect to the PFIC and recognizes gain taxed under the general PFIC rules described above with respect to the PFIC stock’s appreciation before the year for which the QEF Election is made.

We will provide the information necessary for a U.S. Holder to make a QEF Election with respect to us and we will also use our best efforts to cause each Lower-tier PFIC (as defined below) that we control to provide such information. We intend to provide this information for any taxable year during which our only income is interest income or income from financial investments and for any other taxable year for which we determine that we were a PFIC. However, no assurance can be given that such QEF information will be available for any Lower-tier PFIC that we do not wholly-own. We will post the information necessary to make QEF Elections on our website. If we are a PFIC for any taxable year, the consequences to any U.S. Holder will depend in part on whether the U.S. Holder makes a valid QEF Election or mark-to-market election as described below.

If a U.S. Holder makes a QEF Election with respect to a PFIC, the U.S. Holder will be taxed on its pro rata share of the PFIC’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is a PFIC. If a U.S. Holder makes a QEF Election with respect to us, any distributions we pay out of our earnings and profits that were previously included in the U.S. Holder’s income under the QEF Election would not be taxable to the U.S. Holder. A U.S. Holder will increase its tax basis in its ADSs or ordinary shares by an amount equal to any income included under the QEF Election and will decrease its tax basis by any amount distributed on the ADSs or ordinary shares that is not included in the U.S. Holder’s income. In addition, a U.S. Holder will recognize capital gain or loss on the disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the ADSs or ordinary shares, as determined in U.S. dollars. A. U.S. Holder will not be taxed on the ordinary income and net capital gain under the qualified electing fund rules for any year that we are not a PFIC.

Based on the nature of our expected income, the expected composition of our assets, and our business prospects, we do not currently expect to have significant ordinary earnings or net capital gain in any taxable year in which we may be a PFIC. However, it is difficult to predict the nature and composition of our income and assets and the value of our assets in light of the volatile nature of earnings patterns of emerging pharmaceutical or biotechnology companies such as us. Accordingly, U.S. Holders should note that if they make QEF Elections with respect to us and our subsidiaries, they may be required to pay U.S. federal income tax with respect to their ADSs or ordinary shares for any taxable year in which we have a positive amount of earnings or net capital gains even if we do not make any distributions in such year. U.S. Holders should consult their tax advisers regarding the advisability of making QEF Elections in their particular circumstances.

Alternatively, if we are a PFIC for any taxable year and if our ADSs or ordinary shares are “regularly traded” on a “qualified exchange,” a U.S. Holder could make a mark-to-market election that will result in tax treatment different from the general tax treatment described in the two preceding paragraphs. Our ADSs and/or ordinary shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the ADSs and/or ordinary shares are traded on a qualified exchange on at least 15 days during each calendar quarter. Nasdaq, on which the ADSs are listed, is a qualified exchange for this purpose. The Internal Revenue Service has not identified specific non-U.S. exchanges that are “qualified” for this purpose. If a U.S. Holder makes a valid mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of its ADSs or ordinary shares at the end of each taxable year over the adjusted tax basis of such ADSs or ordinary shares, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of its ADSs or ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in our ADSs or ordinary shares will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of our ADSs or ordinary shares in a year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a valid mark-to-market election is made for any year in which we are a PFIC, distributions will be treated as described below under “—Taxation of Distributions” except that the preferential tax rates on dividends paid to non-corporate U.S. Holders will not apply. U.S. Holders will not be able to make a mark-to-market election with respect to Lower-tier PFICs, if any. U.S. Holders should consult their tax advisers as to the availability and desirability of a mark-to-market election in their particular circumstances if we are a PFIC for any taxable year.

If a U.S. Holder owns our ADSs or ordinary shares during any year in which we are a PFIC, the U.S. Holder generally will be required to file annual reports on IRS Form 8621 (or any successor form) with respect to us and any Lower-tier PFIC, generally with the U.S. Holder’s U.S. federal income tax return for that year. U.S. Holders should consult their tax advisers regarding our PFIC status for any taxable year and the potential application of the PFIC rules to an investment in our ADSs or ordinary shares.

Taxation of Distributions

This discussion under “—Taxation of Distributions” is subject to the PFIC rules described in “—Passive Foreign Investment Company Rules” above. Distributions paid on ADSs or ordinary shares, other than certain pro rata distributions of our ordinary shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s basis in the ADSs or ordinary shares and then as capital gain. For any taxable year in which we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that any distributions generally will be reported to U.S. Holders as dividends. Dividends will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be eligible for taxation at a preferential tax rate provided that we were not a PFIC for the taxable year in which the dividend is paid or the prior taxable year. Non-corporate U.S. Holders should consult their tax advisers regarding the availability of this preferential rate in the light of the discussion in “—Passive Foreign Investment Company Rules” above and in their particular circumstances.

If dividend payments in respect of our ADSs or ordinary shares are made in a currency other than the U.S. dollar, the amount of the dividend distribution that a U.S. Holder must include in income will be the U.S. dollar value of the payments made in such other currency, determined at the spot U.S. dollar exchange rate on the date the dividend distribution is includible in income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, if the foreign currency received as a dividend is not converted into U.S. dollars on the date of receipt, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend payment is includible in income to the date the payment is actually converted into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the U.S. for foreign tax credit limitation purposes. U.S. Holders are urged to consult their tax advisers regarding the tax consequences of receiving, converting or disposing of any non-U.S. currency, received or deemed received as dividends on our ADSs or ordinary shares or on the sale or retirement of an ADS or an ordinary share.

Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s, or in the case of our ADSs, the depositary’s, receipt. Dividends generally will be income from non-U.S. sources, which may be relevant in calculating a U.S. Holder’s foreign tax credit limitation. Subject to certain conditions and limitations, non-U.S. tax withheld, if any, on dividends may be deducted from such U.S. Holder’s taxable income or credited against such U.S. Holder’s U.S. federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends that we distribute generally should constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income.” A foreign tax credit for foreign taxes imposed on distributions may be denied if a U.S. Holder does not satisfy certain minimum holding period requirements. The rules relating to the determination of the foreign tax credit are complex, and U.S. Holders are urged to consult their tax advisers to determine whether and to what extent such U.S. Holder will be entitled to a foreign tax credit.

Sale or Other Taxable Disposition

Except as described under “—Passive Foreign Investment Company Rules” above, a U.S. Holder will generally recognize capital gain or loss on a sale or other taxable disposition of our ADSs or ordinary shares in an amount equal to the difference between the amount realized on the sale or disposition and the U.S. Holder’s tax basis in the ADSs or ordinary shares disposed of, in each case as determined in U.S. dollars. A U.S. Holder’s initial tax basis in the ADSs or ordinary shares will generally equal the cost of such ADSs or ordinary shares. If a U.S. Holder used foreign currency to purchase the ADSs or ordinary shares, the cost of the ADSs or ordinary shares will be the U.S. dollar value of the foreign currency purchase price on the date of purchase, translated at the spot rate of exchange on that date. Any such gain or loss will be long-term capital gain or loss if at the time of the sale or disposition the U.S. Holder has owned our ADSs or ordinary shares for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders may be subject to a tax rate that is lower than the rate applicable to ordinary income. The deductibility of capital losses is subject to limitations. Any capital gain or loss recognized upon the sale or disposition of the ADSs or ordinary shares will generally be treated as U.S.-source income for foreign tax credit limitation purposes. U.S. Holders should consult their tax advisers regarding the proper treatment of gain or loss, the availability of a foreign tax credit, and, for U.S. Holders that sell the ADSs or ordinary shares for an amount denominated in a currency other than the U.S. dollar, any potential foreign currency gain or loss that may have to be recognized.

Information Reporting and Backup Withholding

In general, payments of dividends and proceeds from the sale or other disposition of our ADSs or ordinary shares that are made within the U.S. or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding, unless (i) in the case of information reporting, the U.S. Holder is a corporation or other “exempt recipient” and (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder generally will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisers regarding the application of the information reporting and backup withholding rules.

Information with Respect to Foreign Financial Assets

Certain U.S. Holders who are individuals (or certain specified entities) may be required to report information relating to their ownership of our ADSs or ordinary shares, or non-U.S. accounts through which our ADSs or ordinary shares are held, subject to certain exceptions. Penalties and potential other adverse tax consequences may be imposed if a U.S. Holder is required to submit such information to the IRS and fails to do so. U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to our ADSs or ordinary shares.

Material United Kingdom Tax Considerations

The following is a description of the material U.K. tax considerations relating primarily to the ownership and disposal of our ADSs by the U.S. Holders described above. The U.K. tax comments set out below are based on current U.K. tax law as applied in England and Wales, and HMRC practice (which may not be binding on HMRC) as at the date of this summary, both of which are subject to change, possibly with retrospective effect. They are intended as a general guide and, save where otherwise stated, only apply to you if you are not resident in the U.K. for U.K. tax purposes and do not hold our ADSs for the purposes of a trade, profession or vocation that you carry on in the U.K. through a branch, agency or permanent establishment in the U.K. and if you hold our ADSs as an investment for U.K. tax purposes and are not subject to special rules.

This summary does not address all possible tax consequences relating to an investment in our ADSs. It assumes that DTC has not made an election under section 97A(1) of the Finance Act 1986. It assumes that we do not (and will not at any time) derive 75% or more of our qualifying asset value, directly or indirectly, from U.K. land. This summary is for general information only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular holder. Holders of our ADSs are strongly urged to consult their tax advisers in connection with the U.K. tax consequences of their investment in our ADSs.

Tax residence

The company is resident in the U.K. for U.K tax purposes and intends to conduct its affairs such that the central management and control of its business is carried on in the U.K. and accordingly it intends to continue to be treated as resident in the U.K. for U.K tax purposes.

U.K. Taxation of Dividends

Mereo will not be required to withhold amounts for or on account of U.K. tax at source when paying a dividend in respect of its ordinary shares.

Holders who hold our ADSs as an investment, who are not resident in the U.K. for U.K. tax purposes and who do not hold their ADSs in connection with any trade, profession or vocation carried on by them in the U.K. through a branch, agency or permanent establishment in the U.K. will generally not be subject to U.K. tax in respect of any dividends on our ordinary shares.

U.K. Taxation of Capital Gains

An individual holder who is not resident in the U.K. for U.K. tax purposes will not be liable to U.K. capital gains tax on capital gains realized on the disposal of their ADSs unless such holder carries on a trade, profession or vocation in the U.K. through a branch or agency in the U.K. to which ADSs are attributable.

Any such individual holder of our ADSs who is temporarily non-resident for U.K. tax purposes will, in certain circumstances, become liable to U.K. tax on capital gains in respect of gains realized while they were not resident in the U.K.

A corporate holder of our ADSs which is not resident in the U.K. for U.K. tax purposes will not be liable for U.K. corporation tax on chargeable gains realized on the disposal of our ADSs unless it carries on a trade in the U.K. through a permanent establishment in the U.K. to which our ADSs are attributable.

U.K Inheritance Tax

If, for the purposes of the Taxes on Estates of Deceased Persons and on Gifts Treaty 1978 between the U.S. and the U.K, an individual holder of ADSs is domiciled in the U.S. and is not a national of the U.K, any ADSs beneficially owned by that holder will not generally be subject to U.K. inheritance tax on that holder’s death or on a gift made by that holder during his/her lifetime, provided that any applicable U.S. federal gift or estate tax liability is paid, except where (i) the ADSs are part of the business property of a U.K. permanent establishment or pertain to a U.K. fixed base used for the performance of independent personal services or (ii) the ADSs are comprised in a settlement unless, at the time the settlement was made, the settlor was domiciled in the U.S. and not a national of the U.K. (in which case no charge to U.K. inheritance tax will apply).

Stamp Duty and Stamp Duty Reserve Tax

The following statements apply to all holders, regardless of their jurisdiction of tax residence.

No stamp duty is payable on the issue of our ordinary shares into a depositary receipt system (such as that operated by Citibank) or a clearance service (such as DTC). Based on current published HMRC practice and case law, no stamp duty reserve tax (“SDRT”) is payable on the issue of our ordinary shares into a depositary receipt system or a clearance service. Accordingly, no stamp duty or SDRT will generally be payable on the creation and issue of our ADSs pursuant to the issue of our ordinary shares to Citibank’s custodian.

Transfers of ordinary shares to, or to a nominee or agent for, a person whose business is or includes issuing depositary receipts or to, or to a nominee or agent for, a person whose business is or includes the provision of clearance services, will generally be regarded by HMRC as subject to stamp duty or SDRT at 1.5% of the amount or value of the consideration or, in certain circumstances, the value of the ordinary shares transferred. In practice, this liability for stamp duty or SDRT is in general borne by such person depositing the relevant shares in the depositary receipt system or clearance service.

No SDRT or stamp duty is generally payable on paperless transfers of, or agreements to transfer, our ADSs through the facilities of DTC.

The transfer on sale of ordinary shares by a written instrument of transfer will generally be liable to U.K. stamp duty at the rate of 0.5% of the amount or value of the consideration for the transfer. The purchaser normally pays the stamp duty.

An agreement to transfer ordinary shares outside a depositary receipt system or a clearance service will generally give rise to a liability on the purchaser to SDRT at the rate of 0.5% of the amount or value of the consideration. Such SDRT is payable on the seventh day of the month following the month in which the charge arises, but where an instrument of transfer is executed and duly stamped before the expiry of a period of six years beginning with the date of that agreement, (i) any SDRT that has not been paid ceases to be payable, and (ii) any SDRT that has been paid may be recovered from HMRC, generally with interest.

We do not expect that HMRC will consider any liability to U.K. stamp duty or SDRT to have arisen in relation to the deposit with the custodian or the depositary of the ordinary shares underlying the ADSs offered by us pursuant to this offering. However, a liability to U.K. stamp duty or SDRT may, depending on the circumstances, arise in respect of the deposit with the custodian or the depositary of ordinary shares where ordinary shares are transferred to the custodian or the depositary otherwise than as an integral part of an issue of share capital.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated February     , 2021, between us and SVB Leerink LLC, as the representative of the underwriters named below and as the sole book-running manager of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of ADSs shown opposite its name below:

Underwriters	Number of ADS
SVB Leerink LLC
BTIG LLC
Needham & Company, LLC

Total

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the ADSs if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the ADSs as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the ADSs, that you will be able to sell any of the ADSs held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority. The following table shows the per ADS and total underwriting discounts and commissions to be paid by us to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional ADSs.

Commission and Expenses

The underwriters have advised us that they propose to offer the ADSs to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of                  per ADS. After the offering, the initial public offering price and concession to dealers may be reduced by the representative. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional ADSs.

	PER ADS		TOTAL
	WITHOUT OPTION TO PURCHASE ADDITIONAL ADSs	WITH OPTION TO PURCHASE ADDITIONAL ADSs	WITHOUT OPTION TO PURCHASE ADDITIONAL ADSs	WITH OPTION TO PURCHASE ADDITIONAL ADSs
Public offering price
Underwriting discounts and commissions
Proceeds to us, before expenses

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $                 . We also have agreed to reimburse the underwriters for up to $                 for their FINRA counsel fee. In accordance with FINRA Rule 5110, this reimbursed fee is deemed underwriting compensation for this offering.

Listing

The ADSs are listed on The Nasdaq Global Market under the trading symbol “MREO.”

Stamp Taxes

If you purchase ADSs offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Option to Purchase Additional ADSs

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of                 of our ADSs from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional ADSs proportionate to that underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more ADSs than the total number set forth on the cover page of this prospectus.

No Sales of Similar Securities

We and our officers and directors have agreed, subject to specified exceptions, not to directly or indirectly:

∎

sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended,

∎

otherwise dispose of any share capital, options or warrants to acquire share capital, or securities exchangeable or exercisable for or convertible into share capital currently or hereafter owned either of record or beneficially, or

∎	publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus without the prior written consent of SVB Leerink LLC.

This restriction terminates after the close of trading of the ADSs on and including the 90th day after the date of this prospectus. The restrictions described above do not apply to sales of our shares pursuant to any existing or future ATM sales agreement following the earlier of (x) the underwriters’ exercise in full of their option to purchase additional shares from us as described herein and (y) the date that is 30 days after the date of this prospectus.

SVB Leerink LLC may, in its sole discretion and at any time or from time to time before the termination of the 90-day period, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of share capital prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that they, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the ADSs at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ADSs in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing our ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the option to purchase additional ADSs.

“Naked” short sales are sales in excess of the option to purchase additional ADSs. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ADSs in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of ADSs on behalf of the underwriters for the purpose of fixing or maintaining the price of the ADSs. A syndicate covering transaction is the bid for or the purchase of ADSs on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of our ADSs. As a result, the price of our ADSs may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the ADSs originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ADSs. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of ADSs for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the ADSs offered hereby. Any such short positions could adversely affect future trading prices of the ADSs offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Investors

Australia

This prospectus is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus in Australia:

You confirm and warrant that you are either:

∎	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

∎

a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; or

∎	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

You warrant and agree that you will not offer any of the shares issued to you pursuant to this prospectus for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each member state of the European Economic Area (each referred to as a “Relevant State”) no securities which are the subject of the offering contemplated by this prospectus have been offered or will be offered to the public in that Relevant State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that an offer to the public in that Relevant State of any securities may be made at any time under the following exemptions under the Prospectus Regulation:

∎	to any legal entity which is a “qualified investor” as defined in the Prospectus Regulation;

∎

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation) per Relevant Member State, subject to obtaining the prior consent of the underwriters for any such offer; or

∎	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of securities shall require us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 and includes any relevant delegated regulations.

This prospectus has been prepared on the basis that any offer of ADSs in any Relevant State or the United Kingdom will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of securities. Accordingly any person making or intending to make an offer in any Relevant State or the United Kingdom of securities which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of ADSs in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

MIFID II Product Governance

Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the ADSs led to the conclusion that: (i) the target market for the ADSs is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the ADSs to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the ADSs (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the ADSs (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32) of Hong Kong. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Japan

The offering has have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or Financial Instruments Exchange Law (Law No. 25 of 1948 of Japan, as

amended), or FIEL, and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

∎

a corporation (which is not an accredited investor (as defined in section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

∎

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

∎	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

∎	where no consideration is or will be given for the transfer;

∎	where the transfer is by operation of law;

∎	as specified in Section 276(7) of the SFA; or

∎	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, us or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

United Kingdom

No ADSs have been offered or will be offered pursuant to the offering to the public in the U.K. prior to the publication of a prospectus in relation to the Shares which has been approved by the Financial Conduct Authority, except that the ADSs may be offered to the public in the U.K. at any time:

A.	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

B.

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the U.K. Prospectus Regulation), subject to obtaining the prior consent of the underwiters for any such offer; or

C.	in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the ADSs shall require the Company or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the ADSs in the U.K. means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase any ADSs, and the expression “U.K. Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 and “FSMA” means the Financial Services and Markets Act 2000.

In addition, in the U.K., this prospectus is only being distributed to, and is only directed at, persons in the U.K. that are “qualified investors” within the meaning of the U.K. Prospectus Regulation and that are also (i)investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, referred to herein as the “Order”, and/or (ii)high net worth entities falling within Article49(2)(a) to (d)of the Order and/or (iii) other persons to whom it may lawfully be communicated. Each such person is referred to herein as a “Relevant Person”.

This prospectus and its contents are confidential and should not be distributed, published or reproduced (inwhole or in part) or disclosed by recipients to any other persons in the U.K. Any person in the U.K. that is not a Relevant Person should not act or rely on this document or any of its contents, or use it as a basis for taking any action. In the U.K., any investment or investment activity to which this prospectus relates may be made or taken only by a Relevant Person.

LEGAL MATTERS

Certain legal matters of U.S. federal law and New York State law will be passed upon for us by Mayer Brown LLP. The validity of the ordinary shares represented by ADSs and certain other matters as to English law will be passed upon for us by Mayer Brown International LLP. Kirkland & Ellis LLP, New York, New York, is counsel to the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of Mereo BioPharma Group plc appearing in Mereo BioPharma Group plc’s Annual Report on Form 20-F for the year ended December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The registered business address of Ernst & Young LLP is Apex Plaza, Forbury Road, Reading, RG1 1YE, United Kingdom.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are incorporated and currently existing under the laws of England and Wales. In addition, most of our directors and officers reside outside of the United States and most of our assets are located outside of the U.S. As a result, it may be difficult for investors to effect service of process in the U.S. on us or those persons or to enforce in the U.S. judgments obtained in U.S. courts against us or those persons based on the civil liability or other provisions of the U.S. securities laws or other laws.

In addition, uncertainty exists as to whether the courts of England and Wales would:

∎

recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liabilities provisions of the securities laws of the U.S. or any state in the U.S.; or

∎	entertain original actions brought in England and Wales against us or our directors or officers predicated upon the securities laws of the U.S. or any state in the U.S.

There is currently no treaty between (i) the U.S. and (ii) England and Wales providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters, although the U.S. and the U.K. are both parties to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards. A final judgment for the payment of money rendered by any general or state court in the U.S. based on civil liability, whether or not predicated solely upon the U.S. securities laws, will not be automatically enforceable in England and Wales. Any final and conclusive monetary judgment for a definite sum obtained against us in U.S. courts will be treated by the courts of England and Wales as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues will be necessary, provided that:

∎

the relevant U.S. court had jurisdiction over the original proceedings according to English conflicts of laws principles at the time when proceedings were initiated—in order to establish that, it would be necessary that we either submitted to the U.S. jurisdiction or were resident/present or carrying on business within the U.S. jurisdiction and were duly served with process;

∎

the U.S. judgment was final and conclusive in the sense of being final and unalterable in the court that pronounced it and being for a definite sum of money and it is currently enforceable in the U.S.;

∎

the judgment given by the courts was not in respect of penalties, taxes, fines, or similar fiscal or revenue obligations (or otherwise based on a U.S. law that an English court considers to relate to a penal, revenue or other public law);

∎	the judgment was not procured by fraud;

∎

the judgment was not obtained following a breach of a jurisdictional or arbitration clause, unless with the agreement of the defendant or the defendant’s subsequent submission to the jurisdiction of the court;

∎	recognition or enforcement of the judgment in England and Wales would not be contrary to public policy or the Human Rights Act 1998;

∎	the proceedings pursuant to which judgment was obtained were not contrary to natural justice;

∎

the U.S. judgment was not arrived at by doubling, trebling, or otherwise multiplying a sum assessed as compensation for the loss or damages sustained and not being otherwise in breach of Section 5 of the U.K. Protection of Trading Interests Act 1980, or is a judgment based on measures designated by the Secretary of State under Section 1 of that Act or is otherwise unlawful under English law; and

∎	there is not a prior conflicting decision of an English court or the court of another jurisdiction whose judgment the English court recognizes on the issues in question between the same parties.

Whether these requirements are met in respect of a judgment based upon the civil liability provisions of the U.S. securities laws, including whether the award of monetary damages under such laws would constitute a penalty, is an issue for the English court making such decision.

Subject to the foregoing, investors may be able to enforce in England and Wales judgments in civil and commercial matters that have been obtained from U.S. federal or state courts. Nevertheless, we cannot assure you that those judgments will be recognized or enforceable in England and Wales.

If an English court gives judgment for the sum payable under a U.S. judgment, the English judgment will be enforceable by methods generally available for this purpose. These methods generally permit the English court discretion to prescribe the manner of enforcement. In addition, it may not be possible to obtain an English judgment or to enforce that judgment if the judgment debtor is or becomes subject to any insolvency or similar proceedings, or if the judgment debtor has any set-off or counterclaim against the judgment creditor. Also note that, in any enforcement proceedings, the judgment debtor may raise any counterclaim that could have been brought if the action had been originally brought in England unless the subject of the counterclaim was in issue and denied in the U.S. proceedings.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities This prospectus supplement, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus supplement relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our board members, executive officers, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a corporate website at https://www.mereobiopharma.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus supplement and our website address is included in this prospectus supplement as an inactive textual reference only.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. We are incorporating by reference in this prospectus supplement the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus supplement have been sold or de-registered.

We incorporate by reference the following documents or information that we have filed with the SEC:

∎	Our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the SEC on June 15, 2020;

∎

Our reports on Form 6-K furnished to the SEC on September 29, 2020, October 1, 2020, October  19, 2020, October 20, 2020, and December 17, 2020, that we incorporate by reference into this prospectus supplement; and

∎

The description of our ordinary shares contained in Item 1 of the Registration Statement on Form 8-A, File No. 001-38452, originally filed with the SEC on April 9, 2018 and subsequently amended on April  15, 2019, as updated by Exhibit 2.2 to the 2019 Form 20-F, including the “Description of Ordinary Shares” and the “Description of American Depositary Shares” contained therein and any amendment or report filed for the purpose of further updating such descriptions.

In addition, any reports on Form 6-K submitted to the SEC by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus supplement forms a part and all subsequent annual reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus supplement forms a part, shall be considered to be incorporated into this prospectus supplement by reference and shall be considered a part of this prospectus supplement from the date of filing or submission of such documents.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus supplement, you should rely on the statements made in the most recent document. All information appearing in this prospectus supplement is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

Mereo BioPharma Group plc

1 Cavendish Place

4th Floor

London, W1G 0QF

United Kingdom

Tel: +44-333-023-7300

Attention: Investor Relations

We have not authorized anyone to provide any information other than that contained in or incorporated by reference in this prospectus and any related free writing prospectus filed by us with the SEC. We have not, and the underwriters have not, authorized anyone to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of any other information that others may give you. This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

PROSPECTUS

$200,000,000

American Depositary Shares Representing Ordinary Shares

We may offer, from time to time, the ADSs described in this prospectus, for an aggregate offering price of up to $200,000,000.

We will provide you with the specific amount, price and terms of the applicable offered ADSs in one or more supplements to this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, before you purchase any of the ADSs offered hereby.

We may offer and sell the ADSs in the same offering or in separate offerings, to or through underwriters, dealers, and agents, or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our ADSs, their compensation and any options to purchase additional ADSs held by them will be described in the applicable prospectus supplement. See “Plan of Distribution.”

Our ADSs trade on the Nasdaq Global Market (“Nasdaq”) under the symbol “MREO.” In addition, our ordinary shares trade on AIM, a market of the London Stock Exchange, under the symbol “MPH.” On October 5, 2020, the last reported sale price of our ADSs on Nasdaq was $2.44 per ADS.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the Securities Act of 1933, as amended (the “Securities Act”), and, as such, are subject to reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Our business and an investment in our ADSs involve significant risks. See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated October 21, 2020

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell the ADSs described in this prospectus in one or more offerings, up to a total dollar amount of $200,000,000, as described in this prospectus. This prospectus provides you with a general description of the securities that may be offered. Each time we offer securities under this prospectus, we will provide a prospectus supplement or other offering materials that will contain specific information about the terms of that offering. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. Please carefully read this prospectus and any prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference,” before purchasing any securities.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any issuer free writing prospectus. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should only assume that the information in this prospectus or in any prospectus supplement or issuer free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Throughout this prospectus, and the documents incorporated by reference, unless otherwise designated, the terms “Mereo,” the “Company,” “we,” “us,” and “our” refer to Mereo BioPharma Group plc and our wholly-owned subsidiaries Mereo BioPharma 1 Limited, Mereo BioPharma 2 Limited, Mereo BioPharma 3 Limited, Mereo BioPharma 4 Limited, Mereo BioPharma 5, Inc. (formerly OncoMed Pharmaceuticals, Inc.), Mereo BioPharma Ireland Limited, Mereo US Holdings Inc. and NAVI Subsidiary, Inc. Our consolidated financial statements also treat Mereo BioPharma Group plc Employee Benefit Trust, an employee benefit trust operated by us, as a wholly-owned subsidiary of ours. References in this prospectus to the “Merger” are to the merger of Mereo MergerCo One Inc. and OncoMed Pharmaceuticals, Inc., with OncoMed Pharmaceuticals, Inc. surviving as a wholly-owned subsidiary of Mereo US Holdings Inc., and as an indirect wholly-owned subsidiary of Mereo BioPharma Group plc pursuant to the Agreement and Plan of Merger and Reorganization, dated December 5, 2018, by and among Mereo BioPharma Group plc, Mereo US Holdings Inc., Mereo MergerCo One Inc. and OncoMed Pharmaceuticals, Inc.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference herein. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus carefully, including the risks related to our business, our industry, investing in our ordinary shares, that we describe under “Risk Factors” and our consolidated financial statements, including the notes thereto, included and incorporated by reference in this prospectus, before deciding to invest in our ADSs.

Our Company

We are a biopharmaceutical company focused on the development and commercialization of innovative therapeutics that aim to improve outcomes for oncology and rare diseases. We have developed a portfolio of six clinical stage product candidates. Our lead oncology product candidate, etigilimab (“Anti-TIGIT”), has completed a Phase 1a dose escalation clinical trial in patients with advanced solid tumors and has been evaluated in a Phase 1b study in combination with nivolumab in select tumor types. Our second oncology product, navicixizumab, for the treatment of late line ovarian cancer, has completed a Phase 1 study and has been partnered with OncXerna Therapeutics, Inc., formerly Oncologie, Inc. Our rare disease product candidates are setrusumab for the treatment of OI and alvelestat for the treatment of severe AATD. Alvelestat is being investigated in an ongoing Phase 2 proof-of-concept study in the U.S. and Europe and expect to report top line data from this study in the second half of 2021. The FDA recently granted Rare Pediatric Disease designation to setrusumab for the treatment of OI. Following the completion of our Phase 2b ASTEROID study, both the FDA and the European Medicines Agency (“EMA”) have agreed on the principles of a design of a single Phase 3 pivotal pediatric study in OI and we plan to form a strategic partnership for the development of setrusumab prior to the initiation of a Phase 3 study.

We plan to develop our product candidates for oncology and rare diseases through the next key clinical milestone and then partner or in selected cases, develop through regulatory approval and potentially commercialization. We plan to partner or sell our other two product candidates (which do not target oncology or rare diseases), acumapimod for the treatment of AECOPD and leflutrozole for the treatment of infertility and HH in obese men, recognizing the need for greater resources to take these product candidates to market.

Our strategy is to selectively acquire and develop product candidates for oncology and rare diseases that have already received significant investment from large pharmaceutical and biotechnology companies and that have substantial pre-clinical, clinical and manufacturing data packages. Since our formation in March 2015, we have successfully executed on this strategy by acquiring, through asset purchases or exclusive licenses of certain intellectual property rights, six clinical-stage product candidates four of which were in oncology and rare diseases. We acquired four of these six clinical-stage product candidates from large pharmaceutical companies and acquired two in the Merger. We aim to efficiently develop our product candidates through the clinic and have commenced or completed large, randomized Phase 2 clinical trials for four of our product candidates.

Oncology and rare diseases represent an attractive development, and in some cases commercialization, opportunity for us since they typically have high unmet medical need and can utilize regulatory pathways that facilitate acceleration to approval and to the potential market. Development of products for oncology and rare diseases both involve close collaboration with key opinion leaders and investigators. Development of rare disease products generally involves close coordination with the patient organizations and patients are treated at a limited number of specialized sites which helps identification of the patient population and enables a small targeted sales infrastructure to commercialize the products in key markets.

Our team has extensive experience in the pharmaceutical and biotechnology sector in the identification, acquisition, development, manufacturing and commercialization of product candidates in multiple therapeutic areas. Our senior management has long-standing relationships with senior executives of large pharmaceutical and biotechnology companies, which we believe enhances our ability to form strategic partnerships on our product candidates and to identify and acquire additional product candidates.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company we have chosen to take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include:

∎	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

∎

not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

∎	not being required to submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes;” and

∎

not being required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

We may take advantage of these provisions until the earliest of: (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion; (ii) the last day of 2024; (iii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common equity held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during any three-year period.

As a result, we do not know if some investors will find our ADSs less attractive. The result may be a less active trading market for our ADSs, and the price of our ADSs may become more volatile.

Foreign Private Issuer

We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

∎	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

∎

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

∎

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Both foreign private issuers and emerging growth companies also are exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

As a foreign private issuer, we are permitted to follow the corporate governance practices of our home country in lieu of certain provisions of the Nasdaq. We therefore follow U.K. corporate governance practices in lieu of certain Nasdaq corporate governance requirements including the requirement to seek shareholder approval for a specified issuance of securities.

Corporate Information

We were incorporated as a private limited company with the legal name Mereo BioPharma Group Limited under the laws of England and Wales on March 10, 2015 with the company number 09481161. On June 3, 2016, we re-registered as a public limited company with the legal name Mereo BioPharma Group plc. Our registered office address is Fourth Floor, One Cavendish Place, London, W1G 0QF, United Kingdom and our telephone number is +44 (0) 33 3023 7300. Our website address is www.mereobiopharma.com. The information contained on, or that can be accessed from, our website does not form part of this prospectus. Our agent for service of process in the United States is Mereo US Holdings Inc.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks described below and under “Risk Factors” under Item 3.D. – “Risk Factors” in our most recent Annual Report on Form 20-F, and any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate our material weakness or if we fail to establish and maintain an effective system of internal control over financial reporting, we may not be able to report our financial results accurately or to prevent fraud.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. Section 404 of the Sarbanes-Oxley Act of 2002 requires management of public companies to develop and implement internal controls over financial reporting and evaluate the effectiveness thereof. A material weakness is a deficiency or a combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis.

During the six months ended June 30, 2020 the understaffing of our accounting department was driven primarily by the departure of several members of our accounting department following the departure of our former chief financial officer which was announced on March 27, 2020 and occurred on July 31, 2020. As a result. in connection with the preparation of our unaudited interim condensed consolidated financial statements as of and for the six month period ended June 30, 2020, we identified a material weakness in our internal controls related to the lack of IFRS technical accounting skills due to an understaffed accounting department and a lack of effective management review controls, including controls over complex accounting transactions as part of our overall financial statement close process.

In response to such material weakness, we are in the process hiring a full-time chief financial officer and will then expand our accounting and financial department to include professionals with the experience and knowledge necessary to review technical IFRS accounting matters and perform appropriate review procedures over future financial statement close processes to address the material weakness identified. Although we are working to remediate the material weakness as quickly and efficiently as possible, we cannot at this time estimate how long it will take, and our initiatives may not prove to be successful in remediating the material weakness. If we are unable to successfully remediate our identified material weakness, if we discover additional material weaknesses or if we otherwise are unable to report our financial statements accurately or in a timely manner, we would be required to continue disclosing such material weaknesses in future filings with the SEC, which could adversely affect our business, investor confidence in our company and the market price of our ordinary shares and ADSs and could subject us to litigation or regulatory enforcement actions. As a result, shareholders could lose confidence in our financial and other public reporting, which would harm our business and the market value of our ordinary shares and ADSs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated into it contain statements that constitute forward-looking statements. Many of these forward-looking statements can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “plan,” “potential” and “should,” among others.

Forward-looking statements appear in a number of places in this prospectus and the documents incorporated into it and include, but are not limited to, statements regarding our intent, belief, or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to substantial risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various important factors, including, but not limited to, those identified under “Risk Factors.” In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a guarantee by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

Forward-looking statements include, but are not limited to, statements about:

∎	the development of our product candidates, including statements regarding the expected initiation, timing, progress, and availability of data from our clinical trials;

∎	the potential attributes and benefits of our product candidates and their competitive position;

∎	our ability to partner or sell our two product candidates, acumapimod for the treatment of AECOPD and leflutrozole for the treatment of infertility and HH in obese men, on attractive terms or at all;

∎	our ability to successfully commercialize, or enter into strategic relationships with third parties to commercialize, our product candidates, if approved;

∎	our estimates regarding expenses, future revenues, capital requirements, and our need for additional financing;

∎	the potential volatility in the price of our ordinary shares and ADSs if the shares sold through our recent private placements are sold on the market;

∎	our being subject to ongoing regulatory obligations if our products secure regulatory approval;

∎	our reliance on third parties to conduct our clinical trials and on third-party suppliers to supply or produce our product candidates;

∎	the patient market size of any diseases and market adoption of our products by physicians and patients;

∎	our ability to obtain and maintain adequate intellectual property rights and adequately protect and enforce such rights;

∎	the duration of our patent portfolio;

∎	the COVID-19 pandemic and the associated disruptions that could materially impact our business including planned clinical developments and our ongoing clinical studies;

∎	the United Kingdom’s withdrawal from the European Union could lead to increased market volatility, make it more difficult for us to do business in Europe or have other adverse effects on our business;

∎	our ability to retain key personnel and recruit additional qualified personnel;

∎	our ability to manage growth;

∎	our ability to successfully integrate and realize the benefits of our past or future strategic acquisitions or investments; and

∎	other risk factors discussed under “Risk Factors.”

Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

You should read this prospectus and the documents that we incorporate by reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

CAPITALIZATION

The table below sets forth our capitalization, cash and short-term deposits as of June 30, 2020, the latest date for which we have unaudited financial statements and the information below available to us. The following information should be read in conjunction with the consolidated financial statements and related notes incorporated by reference in this prospectus. For more details on how you can obtain the documents incorporated by reference in this prospectus, see “Where You Can Find More Information” and “Incorporation by Reference”.

For the convenience of the reader, we have translated pound sterling amounts in the table below into U.S. dollars at an exchange rate of £0.811 to US$1.00, the exchange rate for pound sterling on June 30, 2020. These translations should not be considered representations that any such amounts have been, could have been or could be converted into U.S. dollars at that or any other exchange rate as of that or any other date.

	Unaudited
	As of June 30, 2020
	(in thousands)
Cash and short-term deposits	£56,821	$70,037

Total interest bearing loans and borrowings	£14,506	$17,880
Warrant liability	35,757	44,074

Equity:
Issued capital	1,016	1,253
EBT shares	(1,305)	(1,608)
Share premium	161,785	199,417
Other capital reserves	127,727	157,437
Accumulated loss	(270,681)	(333,643)
Other reserves	4,875	6,009
Translation reserve	825	1,017

Total equity	24,242	29,882

Total capitalization	£74,505	$91,836

The number of ordinary shares indicated as issued and outstanding above is based on 338,713,962 ordinary shares outstanding as of June 30, 2020. As of June 30, 2020, our net tangible book value was negative £7.6 million.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from our sale of the ADSs will be used for advancing our clinical development programs, general corporate purposes and other business opportunities.

MATERIAL TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

The following is a discussion of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of owning and disposing of the ADSs or ordinary shares, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire the ADSs or ordinary shares. This discussion applies only to a U.S. Holder that acquires ADSs in this offering and holds the ADSs or ordinary shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of the U.S. Holder’s particular circumstances, including any estate, gift, alternative minimum or Medicare contribution tax consequences, any state, local or non-U.S. tax considerations, and any tax consequences applicable to U.S. Holders subject to special rules, such as:

∎	banks, insurance companies and other financial institutions;

∎	real estate investment trusts or regulated investment companies;

∎	dealers or traders in securities that use a mark-to-market method of tax accounting;

∎	persons holding our ADSs or ordinary shares as part of a straddle, integrated transaction or similar transaction;

∎	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

∎	entities or arrangements treated as partnerships for U.S. federal income tax purposes and their partners or investors;

∎	tax-exempt entities, “individual retirement accounts” or “Roth IRAs”;

∎	S corporations;

∎	former citizens or residents of the United States;

∎	a person that is subject to special tax accounting rules under section 451(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

∎	persons that own or are deemed to own 10% or more of our stock by vote or value; or

∎	persons holding our ADSs or ordinary shares in connection with a trade or business outside the United States.

If a partnership (or other entity that is classified as a partnership for U.S. federal income tax purposes) owns the ADSs or ordinary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partner and the partnership. Partnerships owning the ADSs or ordinary shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of the ADSs or ordinary shares.

Persons that own or are deemed to own 10% or more of our stock by vote or value should consult their tax advisers regarding the application of the “controlled foreign corporation” rules to their ownership of our ADSs or ordinary shares.

This discussion is based on the Code, administrative pronouncements, judicial decisions, and final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect. We have not sought and do not intend to seek any ruling from the Internal Revenue Service (the “IRS”) with respect to the U.S. federal income tax consequences described herein and there can be no assurance that the IRS or a court will not take a contrary position.

As used herein, a “U.S. Holder” is a person that, for U.S. federal income tax purposes, is a beneficial owner of our ADSs or ordinary shares and is:

∎	an individual who is a citizen or resident of the United States;

∎	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

∎	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

∎

a trust that (i) is subject to the primary supervision of a court within the United States and subject to the control of one or more U.S. persons for all substantial decisions or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of our ADSs or ordinary shares in their particular circumstances.

For U.S. federal income tax purposes, a beneficial owner of our ADSs generally will be treated as the owner of the underlying ordinary shares represented by such ADSs. Accordingly, gain or loss will generally not be recognized if a U.S. Holder exchanges our ADSs for the underlying ordinary shares.

Passive Foreign Investment Company Rules

Special U.S. tax rules apply to U.S. Holders of stock in a company that is considered to be a passive foreign investment company (a “PFIC”). In general, a non-U.S. corporation will be a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income (the “income test”) or (ii) 50% or more of the value of its assets (generally determined on a quarterly average basis) consists of assets that produce, or are held for the production of, passive income (the “asset test”). For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes interest, dividends, gains from certain property transactions, rents and royalties (other than certain rents or royalties derived in the active conduct of a trade or business). Cash is a passive asset for PFIC purposes. Goodwill (the value of which may be determined by reference to the company’s market capitalization) is generally treated as an active asset to the extent attributable to activities intended to produce active income.

Based on our gross income, the average value of our assets, including goodwill, and the nature of the current stage of our business, we believe we were a PFIC for the taxable year ended December 31, 2019. There can be no assurance regarding our PFIC status for the current taxable year or any particular year in the future because PFIC status is factual in nature, depends upon factors not wholly within our control, generally cannot be determined until the close of the taxable year in question and is determined annually. Accordingly, U.S. Holders should invest in our ADSs only if they are willing to bear the U.S. federal income tax consequences associated with investments in PFICs.

We will provide the information necessary for a U.S. Holder to make a qualifying electing fund election (“QEF Election”) with respect to us and we will also use our best efforts to cause each Lower-tier PFIC (as defined below) that we control to provide such information. We intend to provide this information for any taxable year during which our only income is interest income or income from financial investments and for any other taxable year for which we determine that we were a PFIC. However, no assurance can be given that such QEF information will be available for any Lower-tier PFIC that we do not wholly-own. We will post the information necessary to make QEF Elections on our website. If we are a PFIC for any taxable year, the consequences to any U.S. Holder will depend in part on whether the U.S. Holder makes a valid QEF Election or mark-to-market election as described below.

If we are a PFIC for any taxable year and any of our non-U.S. subsidiaries or other companies in which we own equity interests were also a PFIC (any such entity, a “Lower-tier PFIC”), U.S. Holders would be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and would be subject to U.S. federal income tax according to the rules described in the subsequent paragraph on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case as if the U.S. Holders held such shares directly, even though the U.S. Holders had not received the proceeds of those distributions or dispositions.

Generally, if we were a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares and the U.S. Holder does not make a valid QEF Election or a mark-to-market election (described below), gain recognized upon a disposition (including, under certain circumstances, a pledge) of our ADSs or ordinary shares by the U.S. Holder will be allocated ratably over the U.S. Holder’s holding period for such ADSs or ordinary shares. The amounts allocated to the taxable year of disposition and to years before we became a PFIC will be taxed as ordinary income. The amounts allocated to each other taxable year will be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as applicable, and an interest charge will be imposed on the resulting tax liability for each relevant taxable year. Further, to the extent that any distribution received by a U.S. Holder on our ADSs or ordinary shares exceeds 125% of the average of the annual distributions received on such securities during the preceding three years or the U.S. Holder’s holding period, whichever is shorter (an “excess distribution”), such excess distribution will be subject to taxation in the same manner. If we are a PFIC for any taxable year during which a U.S. Holder owns our ADSs or ordinary shares, we will generally continue to be treated as a PFIC with respect to such U.S. Holder for all succeeding years during which such U.S. Holder owns our ADSs or ordinary shares, even if we cease to meet the threshold requirements for PFIC status. If we are a PFIC for any taxable year but cease to be PFIC for subsequent years, U.S. Holders should consult their tax advisers regarding the advisability of making a “deemed sale” election that would allow them to eliminate the continuing PFIC status under certain circumstances.

To avoid the foregoing rules, a U.S. Holder can make a QEF Election to treat us and each Lower-tier PFIC as a qualified electing fund in the first taxable year that the entity is treated as a PFIC with respect to the U.S. Holder. A U.S. Holder must make the QEF Election for each PFIC by attaching a separate properly completed IRS Form 8621 for that PFIC to the U.S. Holder’s timely filed U.S. federal income tax return. A U.S. Holder making a QEF election other than for the first taxable year in which it owns (or is treated as owning) an equity interest in a PFIC would continue to be subject to the rules described in the preceding paragraph with respect to such PFIC, unless the U.S. Holder makes a “deemed sale” election with respect to the PFIC and recognizes gain taxed under the general PFIC rules described above with respect to the PFIC stock’s appreciation before the year for which the QEF Election is made.

If a U.S. Holder makes a QEF Election with respect to a PFIC, the U.S. Holder will be taxed on its pro rata share of the PFIC’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is a PFIC. If a U.S. Holder makes a QEF Election with respect to us, any distributions we pay out of our earnings and profits that were previously included in the U.S. Holder’s income under the QEF Election would not be taxable to the U.S. Holder. A U.S. Holder will increase its tax basis in its ADSs or ordinary shares by an amount equal to any income included under the QEF Election and will decrease its tax basis by any amount distributed on the ADSs or ordinary shares that is not included in the U.S. Holder’s income. In addition, a U.S. Holder will recognize capital gain or loss on the disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the ADSs or ordinary shares, as determined in U.S. dollars. A. U.S. Holder will not be taxed on the ordinary income and net capital gain under the qualified electing fund rules for any year that we are not a PFIC.

Based on the nature of our expected income, the expected composition of our assets, and our business prospects, we do not currently expect to have significant ordinary earnings or net capital gain in any taxable year in which we may be a PFIC. However, it is difficult to predict the nature and composition of our income and assets and the value of our assets in light of the volatile nature of earnings patterns of emerging pharmaceutical or biotechnology companies such as us. Accordingly, U.S. Holders should note that if they make QEF Elections with respect to us and our subsidiaries, they may be required to pay U.S. federal income tax with respect to their ADSs or ordinary shares for any taxable year in which we have a positive amount of earnings or net capital gains even if we do not make any distributions in such year. U.S. Holders should consult their tax advisers regarding the advisability of making QEF Elections in their particular circumstances.

Alternatively, if we are a PFIC for any taxable year and if our ADSs or ordinary shares are “regularly traded” on a “qualified exchange,” a U.S. Holder could make a mark-to-market election that will result in tax treatment different from the general tax treatment described in the two preceding paragraphs. Our ADSs and/or ordinary shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the ADSs and/or ordinary shares are traded on a qualified exchange on at least 15 days during each calendar quarter. NASDAQ, on which the ADSs are listed, is a qualified exchange for this purpose. The Internal Revenue Service has not identified specific non-U.S. exchanges that are “qualified” for this purpose. If a U.S. Holder makes a valid mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of its ADSs or ordinary shares at the end of each taxable year over the adjusted tax basis of such ADSs or ordinary shares, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of its ADSs or ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in our ADSs or ordinary shares will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of our ADSs or ordinary shares in a year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a valid mark-to-market election is made for any year in which we are a PFIC, distributions will be treated as described below under “—Taxation of Distributions” except that the preferential tax rates on dividends paid to non-corporate U.S. Holders will not apply. U.S. Holders will not be able to make a mark-to-market election with respect to Lower-tier PFICs, if any. U.S. Holders should consult their tax advisers as to the availability and desirability of a mark-to-market election in their particular circumstances if we are a PFIC for any taxable year.

If a U.S. Holder owns our ADSs or ordinary shares during any year in which we are a PFIC, the U.S. Holder generally will be required to file annual reports on IRS Form 8621 (or any successor form) with respect to us and any Lower-tier PFIC, generally with the U.S. Holder’s U.S. federal income tax return for that year. U.S. Holders should consult their tax advisers regarding our PFIC status for any taxable year and the potential application of the PFIC rules to an investment in our ADSs or ordinary shares.

Taxation of Distributions

This discussion under “—Taxation of Distributions” is subject to the PFIC rules described in “—Passive Foreign Investment Company Rules” above. Distributions paid on ADSs or ordinary shares, other than certain pro rata distributions of our ordinary shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s basis in the ADSs or ordinary shares and then as capital gain. For any taxable year in which we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that any distributions generally will be reported to U.S. Holders as dividends. Dividends will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be eligible for taxation at a preferential tax rate provided that we were not a PFIC for the taxable year in which the dividend is paid or the prior taxable year. Non-corporate U.S. Holders should consult their tax advisers regarding the availability of this preferential rate in the light of the discussion in “—Passive Foreign Investment Company Rules” above and their particular circumstances.

If dividend payments in respect of our ADSs or ordinary shares are made in a currency other than the U.S. dollar, the amount of the dividend distribution that a U.S. Holder must include in income will be the U.S. dollar value of the payments made in such other currency, determined at the spot U.S. dollar exchange rate on the date the dividend distribution is includible in income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, if the foreign currency received as a dividend is not converted into U.S. dollars on the date of receipt, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend payment is includible in income to the date the payment is actually converted into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. U.S. Holders are urged to consult their tax advisers regarding the tax consequences of receiving, converting or disposing of any non-U.S. currency, received or deemed received as dividends on our ADSs or ordinary shares or on the sale or retirement of an ADS or an ordinary share.

Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s, or in the case of our ADSs, the depositary’s, receipt. Dividends generally will be income from non-U.S. sources, which may be relevant in calculating a U.S. Holder’s foreign tax credit limitation. Subject to certain conditions and limitations, non-U.S. tax withheld, if any, on dividends may be deducted from such U.S. Holder’s taxable income or credited against such U.S. Holder’s U.S. federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends that we distribute generally should constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income.” A foreign tax credit for foreign taxes imposed on distributions may be denied if a U.S. Holder does not satisfy certain minimum holding period requirements. The rules relating to the determination of the foreign tax credit are complex, and U.S. Holders are urged to consult their tax advisers to determine whether and to what extent such U.S. Holder will be entitled to a foreign tax credit.

Sale or Other Taxable Disposition

Except as described under “—Passive Foreign Investment Company Rules” above, a U.S. Holder will generally recognize capital gain or loss on a sale or other taxable disposition of our ADSs or ordinary shares in an amount equal to the difference between the amount realized on the sale or disposition and the U.S. Holder’s tax basis in the ADSs or ordinary shares disposed of, in each case as determined in U.S. dollars. A U.S. Holder’s initial tax basis in the ADSs or ordinary shares will generally equal the cost of such ADSs or ordinary shares. If a U.S. Holder used foreign currency to purchase the ADSs or ordinary shares, the cost of the ADSs or ordinary shares will be the U.S. dollar value of the foreign currency purchase price on the date of purchase, translated at the spot rate of exchange on that date. Any such gain or loss will be long-term capital gain or loss if at the time of the sale or disposition the U.S. Holder has owned our ADSs or ordinary shares for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders may be subject to a tax rate that is lower than the applicable ordinary income rate. The deductibility of capital losses is subject to limitations. Any capital gain or loss recognized upon the sale or disposition of the ADSs or ordinary shares will generally be treated as U.S.-source income for foreign tax credit limitation purposes. U.S. Holders should consult their tax advisers regarding the proper treatment of gain or loss, the availability of a foreign tax credit, and, for U.S. Holders that sell the ADSs or ordinary shares for an amount denominated in a currency other than the U.S. dollar, any potential foreign currency gain or loss that may have to be recognized.

Information Reporting and Backup Withholding

In general, payments of dividends and proceeds from the sale or other disposition of our ADSs or ordinary shares that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding, unless (i) in the case of information reporting, the U.S. Holder is a corporation or other “exempt recipient” and (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder generally will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisers regarding the application of the information reporting and backup withholding rules.

Information with Respect to Foreign Financial Assets

Certain U.S. Holders who are individuals (or certain specified entities) may be required to report information relating to their ownership of our ADSs or ordinary shares, or non-U.S. accounts through which our ADSs or ordinary shares are held, subject to certain exceptions. Penalties and potential other adverse tax consequences may be imposed if a U.S. Holder is required to submit such information to the IRS and fails to do so. U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to our ADSs or ordinary shares.

Material United Kingdom Tax Considerations

The following is a description of the material U.K. tax considerations relating primarily to the ownership and disposal of our ADSs or ordinary shares by the U.S. Holders described above. The U.K. tax comments set out below are based on current U.K. tax law as applied in England and Wales, and HMRC practice (which may not be binding on HMRC) as at the date of this summary, both of which are subject to change, possibly with retrospective effect. They are intended as a general guide and, save where otherwise stated, only apply to you if you are not resident in the U.K. for U.K. tax purposes and do not hold our ADSs or ordinary shares for the purposes of a trade, profession or vocation that you carry on in the U.K. through a branch, agency or permanent establishment in the U.K. and if you hold our ADSs or ordinary shares as an investment for U.K. tax purposes and are not subject to special rules.

This summary does not address all possible tax consequences relating to an investment in our ADSs or ordinary shares. In particular it does not cover the U.K. inheritance tax consequences of holding our ADSs or ordinary shares. It assumes that DTC has not made an election under section 97A(1) of the Finance Act 1986. It assumes that we do not (and will not at any time) derive 75% or more of our qualifying asset value, directly or indirectly, from U.K. land, and that we are and remain solely resident in the U.K. for tax purposes. This summary is for general information only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular holder. Holders of our ADSs or ordinary shares are strongly urged to consult their tax advisers in connection with the U.K. tax consequences of their investment in our ADSs.

U.K. Taxation of Dividends

Mereo will not be required to withhold amounts for or on account of U.K. tax at source when paying a dividend in respect of its ADSs or ordinary shares.

Holders who hold our ADSs or ordinary shares as an investment, who are not resident in the U.K. for U.K. tax purposes and who do not hold their ADSs or ordinary shares in connection with any trade, profession or vocation carried on by them in the U.K. through a branch, agency or permanent establishment in the U.K. should not be subject to U.K. tax in respect of any dividends on our ADSs or ordinary shares.

U.K. Taxation of Capital Gains

An individual holder who is not resident in the U.K. for U.K. tax purposes should not be liable to U.K. capital gains tax on capital gains realized on the disposal of their ADSs or ordinary shares unless such holder carries on a trade, profession or vocation in the U.K. through a branch or agency in the U.K. to which ADSs or ordinary shares are attributable.

Any such individual holder of our ADSs or ordinary shares who is temporarily non-resident for U.K. tax purposes will, in certain circumstances, become liable to U.K. tax on capital gains in respect of gains realized while they were not resident in the U.K.

A corporate holder of our ADSs or ordinary shares which is not resident in the U.K. for U.K. tax purposes should not be liable for U.K. corporation tax on chargeable gains realized on the disposal of our ADSs or ordinary shares unless it carries on a trade in the U.K. through a permanent establishment in the U.K. to which our ADSs or ordinary shares are attributable.

Stamp Duty and Stamp Duty Reserve Tax

The following statements apply to all holders, regardless of their jurisdiction of tax residence.

It is assumed for the purposes of the following statements that all transfers or, or agreements to transfer, our ordinary shares are only made at times when (i) our ordinary shares are admitted to trading on AIM but are not listed on any market (with the term “listed” being construed in accordance with section 99A of the Finance Act 1986) and (ii) AIM continues to be accepted as a “recognized growth market” (as construed in accordance with section 99A of the Finance Act 1986). Holders of our ADSs who acquire ordinary shares upon cancelling their ADSs and then propose to transfer, or agree to transfer, our ordinary shares during such time as these conditions are not met (including during any period between the creation and issue of our ADSs and the admission to trading of our ordinary shares on AIM) are strongly urged to obtain their own advice.

No stamp duty is payable on the issue of our ordinary shares into a depositary receipt system (such as, Mereo understands, that operated by Citibank) or a clearance service (such as, Mereo understands, DTC). Based on current published HMRC practice and case law, no stamp duty reserve tax (“SDRT”) should be payable on the issue of our ordinary shares into a depositary receipt system or a clearance service. Accordingly, no stamp duty or SDRT should be payable on the creation and issue of our ADSs pursuant to the issue of our ordinary shares to Citibank’s custodian.

No stamp duty or SDRT should be payable on transfers of, or agreements to transfer, our ordinary shares into a depositary receipt system or a clearance service.

No SDRT or stamp duty should be payable on paperless transfers of, or agreements to transfer, our ADSs through the facilities of DTC.

No stamp duty should be payable on a written instrument transferring, or a written agreement to transfer, our ADSs provided the instrument or agreement is executed and remains at all times outside the U.K. No SDRT should be payable in respect of agreements to transfer our ADSs.

No stamp duty or SDRT should be payable on transfers of, or agreements to transfer, our ordinary shares outside of a depositary receipt system or a clearance service.

DESCRIPTION OF SHARE CAPITAL

The following is a description of the ordinary shares, par value £0.003 per share, of Mereo BioPharma Group plc (the “Company,” “we” or “us”) which are represented by American Depositary Shares (“ADSs”) with each ADS representing five of our ordinary shares registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description also summarizes relevant provisions of English law. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of English law and the Company’s articles of association, a copy of which is filed as Exhibit 1.1 to the Annual Report on Form 20-F of the Company for the fiscal year ended December 31, 2019. We encourage you to read the articles and the applicable provisions of English law for additional information.

General

We were incorporated as a private limited company with the legal name Mereo BioPharma Group Limited under the laws of England and Wales on March 10, 2015 with the company number 09481161. On June 3, 2016, we re-registered as a public limited company with the legal name Mereo BioPharma Group plc. Our principal executive offices are located at 4th Floor, One Cavendish Place, London, W1G 0QF, United Kingdom. The principal legislation under which we operate and our ordinary shares are issued is the U.K. Companies Act 2006.

Share Capital

As of August 1, 2020, our issued share capital was £1,016,141.89 equivalent to 338,713,962 ordinary shares. The nominal value of our ordinary shares, including ordinary shares in the form of ADSs, is £0.003 per ordinary share. Each issued ordinary share is fully paid. As of July 31, 2020, 48,160,620 of our ordinary shares were represented by 9,632,124 ADSs.

Following the passing of resolutions at in our annual general meeting held on June 29, 2020, our Board was authorized to (i) allot new shares or grant rights to subscribe for, or convert other securities into, shares up to an amount equal to 77% of our total issued ordinary share capital as at May 26, 2020, comprising ordinary shares with an aggregate nominal value of £288,070.78; and (ii) allot equity securities for cash without first being required to offer them to existing ordinary shareholders up to the same aggregate maximum nominal amount of £288,070.78 (including, for this purpose, the sale on a non-pre-emptive basis of any shares held in treasury). In each case, the authorization will last until the next annual general meeting or, if earlier, 15 months from the date of the passing of these resolutions. As of August 1, 2020, the Board has authorization to allot new ordinary shares with an aggregate nominal value of £288,078.78 and authorization to allot equity securities for cash on a non-pre-emptive basis up to a nominal value of £288,078.78. To the extent that this authorization and disapplication do not remain unutilized in a sufficient amount for the purpose of an offering of the securities described in this prospectus, our Board will require a further authorization to allot new shares and disapplication of statutory preemption rights to be granted by our shareholders in general meeting prior to proceeding with that offering.

Following the passing of resolutions at our general meeting held on June 30, 2020, the unsecured convertible loan notes due 2023 of the Company constituted pursuant to the loan note instrument dated June 3, 2020 (the “Tranche 1 Notes”) automatically converted into ordinary shares of £0.003 each in the capital of the Company except that no new ordinary shares were issued which would result in any person holding in excess of 9.9% of the aggregate voting rights in the Company as a result of the relevant conversion. As a result of automatic conversion, Tranche 1 Notes in an aggregate principal amount of £21,660,999 (together with accrued interest) converted into 125,061,475 new ordinary shares. Tranche 1 Notes in an aggregate principal amount of £18,872,672 remained outstanding after the conversion and are convertible into new ordinary shares in accordance with their terms.

Options

As of December 31, 2019, there were options to purchase 11,357,738 ordinary shares outstanding under our equity incentive plans with a weighted average exercise price of £1.45 per ordinary share. The options generally lapse after 10 years from the date of the grant.

As of December 31, 2019, there were options to purchase 875,050 ADSs outstanding under our equity incentive plans with a weighted average exercise price of $4.29 per ADS. The options generally lapse after 4 years from the date of grant.

As of December 31, 2019, there were nil-cost options to purchase 162,997 ordinary shares outstanding under our DSP, which generally lapse one year after vesting.

On February 20, 2020, we issued options to purchase 962,836 ADSs with an exercise price of $1.84 per ADS to employees pursuant to the 2019 EIP. One quarter of the options become exercisable on the first anniversary of their grant date and, thereafter, vest in equal monthly installments over three years.

On February 20, 2020, we also issued options to purchase 77,000 ADSs with an exercise price of $1.84 per ADS to non-employees pursuant to the 2019 NED EIP. These options vest in equal monthly installments over the year following their grant date.

On August 12, 2020, we issued options to purchase 200,000 ADSs under Mereo’s 2019 EIP with a weighted average exercise price of $2.77 per ordinary share.

Each of our equity incentive plans includes provisions for potential adjustment of outstanding equity awards in connection with certain corporate transactions, in order to prevent dilution or enlargement of the intended benefits under such plans.

Novartis Notes

On June 3, 2016, we issued 3,463,563 notes to Novartis (the “Novartis Notes”). The Novartis Notes included an adjustment provision to prevent the dilution of the ordinary shares issuable to Novartis under certain circumstances.

On April 6, 2017, Novartis delivered to us a notice of conversion with respect to £1,398,552 aggregate principal amount of Novartis Notes. Pursuant to such notice, on April 26, 2017, £1,398,552 aggregate principal amount of Novartis Notes was converted into 632,829 fully paid ordinary shares. Additionally, in connection with such conversion, we issued 588,532 ordinary shares to Novartis.

On June 6, 2019 Novartis delivered to us a notice of conversion with respect to the aggregate principal amount and interest of the Novartis Notes. Pursuant to such notice, on June 21, 2019 the aggregate principal amount and interest of £2,367,004 due under the Novartis Notes was converted into 1,071,042 fully paid ordinary shares at the fixed conversion price of £2.21 per share. Additionally, in connection with such conversion, we issued 864,988 ordinary shares to Novartis. At June 30, 2019, there was no further liability under the Novartis Notes which were converted in full as at that date.

On February 10, 2020, we entered into a £3,841,479 convertible loan note instrument relating to the issue of 3,841,479 New Novartis Notes. The New Novartis Notes are convertible at any time at a fixed price of £0.265 per ordinary share. The New Novartis Notes included an adjustment provision to prevent the dilution of the ordinary shares issuable to Novartis under certain circumstances.

Warrants

As of December 31, 2019, there were warrants to purchase 1,243,908 ordinary shares at a weighted average exercise price of £2.95 per ordinary share, including 621,954 warrants exercisable by Silicon Valley Bank and 621,954 warrants exercisable by Kreos Capital V (UK) Limited. These warrants will be capable of exercise until October 1, 2028. The warrants include an adjustment provision to prevent the dilution of the ordinary shares issuable to Silicon Valley Bank and Kreos Capital V (UK) Limited under certain circumstances. The Company, Silicon Valley Bank and Kreos Capital V (UK) Limited have yet to reach an agreement on the number of warrants to be issued to them as a result of the anti-dilution protections in our agreements with them following the various private placements by the Company in 2020. See note 7 to our unaudited condensed consolidated financial statements for the six months ended June 30, 2020 incorporated by reference herein.

Warrants totalling 321,444 were issued in 2019 (2018: 41,286) that could potentially dilute basic earnings per share if converted.

On February 10, 2020, in connection with the New Novartis Notes, we entered into a warrant instrument with Novartis to issue 1,449,614 ordinary shares at a weighted average exercise price of £0.265 per ordinary share. These warrants will be capable of exercise until February 10, 2025. The warrants include an adjustment provision to prevent the dilution of the ordinary shares issuable to Novartis under certain circumstances.

On June 4, 2020, we announced the completion of a private placement (the “June 2020 Private Placement”), in connection with which the investors in the private placement received conditional warrants entitling the holders to subscribe for an aggregate of 161,048,366 new ordinary shares. As of August 1, 2020, there were 161,048,366 warrants outstanding to purchase ordinary shares at an exercise price of 34.8 pence per ordinary share, subject to the terms of the warrants. As of September 29, 2020, none of these warrants have been exercised to date.

Ordinary Shares

The following summarizes the rights of holders of our ordinary shares:

∎

on a vote taken by poll, each holder of our ordinary shares is entitled to one vote per ordinary share at a meeting of shareholders (provided that certain shareholders each have their votes limited to 19.5% of the total voting share capital and any votes which would have otherwise been exercisable by them shall be deemed to be held and exercisable by the other shareholders, other than those and certain other shareholders, on a pro rata basis);

∎	the holders of the ordinary shares shall be entitled to receive notice of, attend, speak, and vote at our general meetings; and

∎	holders of our ordinary shares are entitled to receive such dividends as are recommended by our directors and declared by our shareholders.

Registered Shares

We are required by the U.K. Companies Act 2006 to keep a register of our shareholders. Under English law, the ordinary shares are issued when the name of the shareholder is entered in our share register. The share register therefore is prima facie evidence of the identity of our shareholders, and the shares that they hold. The share register generally provides limited, or no, information regarding the ultimate beneficial owners of our ordinary shares. Our share register is maintained by our registrar, Link Asset Services.

Holders of our ADSs will not be treated as shareholders and their names will therefore not be entered in our share register. The depositary, the custodian or their nominees will be the holder of the ordinary shares underlying our ADSs. For discussion on our ADSs and ADS holder rights see “Description of American Depository Shares” in this prospectus. Holders of our ADSs have a right to receive the ordinary shares underlying their ADSs as discussed in “Description of American Depository Shares” in this prospectus.

Under the U.K. Companies Act 2006, we must enter an allotment of ordinary shares in our share register as soon as practicable and in any event within two months of the allotment. We will perform all procedures necessary to update the share register with the number of ordinary shares to be issued to the depositary upon sale of the ADSs, pursuant to a supplemental prospectus. We also are required by the U.K. Companies Act 2006 to register a transfer of ordinary shares (or give the transferee notice of and reasons for refusal as the transferee may reasonably request) as soon as practicable and in any event within two months of receiving notice of the transfer.

We, any of our shareholders or any other affected person may apply to the court for rectification of the share register if:

∎	the name of any person, without sufficient cause, is entered in or omitted from our register of members; or

∎

a default is made or unnecessary delay takes place in entering on the register the fact of any person having ceased to be a member or on which we have a lien, provided that such refusal does not prevent dealings in the shares taking place on an open and proper basis.

Pre-emptive Rights

English law generally provides shareholders with pre-emptive rights when new shares are issued for cash; however, it is possible for the articles of association, or shareholders by special resolution, to exclude pre-emptive rights. Such an exclusion of pre-emptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the exclusion is contained in the articles of association, or from the date of the shareholder resolution, if the exclusion is by shareholder resolution. In either case, this exclusion would need to be renewed by our shareholders upon its expiration (i.e., at least every five years).

On June 29, 2020, our shareholders authorized our Board to exclude pre-emptive rights for a period until the end of our next annual general meeting or, if earlier, 15 months from June 29, 2020 in respect of the allotment of ordinary shares or the grant of rights to subscribe for or convert securities into ordinary shares up to a maximum aggregate nominal amount of £288,070.78. The nominal value of our ordinary shares is £0.003 per ordinary share. For further information relating to the Company’s existing authority to issue additional ordinary shares, see “—Share Capital.”

As of August 1, 2020, non pre-emptive authorization up to a maximum aggregate nominal amount of £288,070.78 remained available to the Company.

Articles of Association

The following is a description of our Articles as at the date hereof.

Shares and Rights Attaching to Them

Objects

The objects of our company are unrestricted.

Share Rights

Subject to any special rights attaching to shares already in issue, our shares may be issued with or have attached to them any rights or restrictions as we may resolve by ordinary resolution of the shareholders or, failing such determination, as the board may determine.

Voting Rights

Without prejudice to any special rights, privileges or restrictions as to voting rights attached to any shares forming part of our share capital from time to time, the voting rights attaching to shares are as follows:

∎	on a show of hands, every shareholder who (being an individual) is present in person and (being a corporation) is present by a duly authorized representative shall have one vote;

∎

on a show of hands, each proxy present in person has one vote for and one vote against a resolution if the proxy has been duly appointed by more than one shareholder and the proxy has been instructed by one or more of those shareholders to vote for the resolution and by one or more other of those shareholders to vote against it;

∎

on a show of hands, each proxy present in person has one vote for and one vote against a resolution if the proxy has been duly appointed by more than one shareholder entitled to vote on the resolution and either: (1) the proxy has been instructed by one or more of those shareholders to vote for the resolution and has been given any discretion by one or more other of those shareholders to vote and the proxy exercises that discretion to vote against it; or (2) the proxy has been instructed by one or more of those shareholders to vote against the resolution and has been given any discretion by one or more other of those shareholders to vote and the proxy exercises that discretion to vote for it; or

∎

on a poll every shareholder who is present in person or by proxy shall have one vote for each share of which he or she is the holder, provided that certain shareholders each have their votes limited to 19.5% of the total voting share capital and any votes which would have otherwise been exercisable by them shall be deemed to be held and exercisable by the other shareholders, other than those and certain other shareholders, on a pro rata basis.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded. Subject to the provisions of the U.K. Companies Act 2006, as described in “Differences in Corporate Law—Voting Rights” in this prospectus, a poll may be demanded by:

∎	the chairman of the meeting;

∎	the directors;

∎	two or more persons having the right to vote on the resolution; or

∎	a person or persons representing not less than 10% of the total voting rights of all shareholders having the right to vote on the resolution.

Restrictions on Voting

No shareholder shall (unless the Directors otherwise determine) be entitled to vote at any general meeting in respect of any share held by him or her unless all sums payable by him or her in respect of that share have been paid.

The board may from time to time make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall (subject to at least 14 days’ notice specifying when and how the payment is to be made) pay at the time or times so specified the amount called on his or her shares.

Dividends

We may, subject to the provisions of the U.K. Companies Act 2006 and our Articles, by ordinary resolution of shareholders declare dividends out of profits available for distribution in accordance with the respective rights of shareholders but no such dividend shall exceed the amount recommended by the directors. The board may from time to time pay shareholders such interim dividends as appear to the board to be justified by our financial position but, if at any time, our share capital is divided into different classes the board may not pay such interim dividends in respect of those shares which confer on the holders thereof deferred or non-preferential rights with regard to dividends if, at the time of payment, any preferential dividend is in arrears.

Subject to any special rights attaching to or the terms of issue of any share, all dividends shall be declared and paid according to the amounts paid up on the shares and shall be apportioned and paid pro rata according to the amounts paid up on the shares during any part or parts of the period in respect of which the dividend is paid.

No dividend or other moneys payable by us on or in respect of any share shall bear interest against us unless otherwise provided by the rights attached to the share or the provisions of another agreement between the shareholder and us. Any dividend unclaimed after a period of 12 years from the date such dividend became due for payment shall be forfeited and cease to remain owing.

Dividends may be declared or paid in any currency and the board may decide the rate of exchange for any currency conversions that may be required, and how any costs involved are to be met, in relation to the currency of any dividend.

Any general meeting declaring a dividend may by ordinary resolution of shareholders, upon the recommendation of the board, direct payment or satisfaction of such dividend wholly or in part by the distribution of non-cash assets of equivalent value, including shares or other securities in any company.

The directors may, if authorized by an ordinary resolution of shareholders, offer any holders of ordinary shares the right to elect to receive in lieu of a dividend, or part of a dividend, an allotment of ordinary shares credited as fully paid up.

Change of Control

There is no specific provision in our Articles that would have the effect of delaying, deferring, or preventing a change of control.

Distributions on Winding Up

If we are in liquidation, the liquidator may, if authorized by a special resolution of shareholders and any other authority required at law, divide among shareholders (excluding us to the extent we are a shareholder by virtue only of holding treasury shares) in specie or in kind the whole or any part of our assets (whether or not the assets consist of property of one kind or consist of properties of different kinds and the liquidator may for such purpose set such value as the liquidator deems fair upon any one or more class or classes of property and may determine how such division shall be carried out as between the shareholders or different classes of shareholders), or vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator determines (and our liquidation may be closed and we may be dissolved), but no shareholder shall be compelled to accept any shares or other assets upon which there is any liability.

Variation of Rights

All or any of the rights and privileges attached to any class of shares issued may be varied or abrogated only with the consent in writing of the holders of not less than three-fourths in nominal value of the issued shares of that class (excluding any shares held as treasury shares) or by special resolution passed at a separate general meeting of the holders of such shares, subject to the other provisions of the U.K. Companies Act 2006 and the terms of their issue. The U.K. Companies Act 2006 also provides a right to object to the variation of the share capital by the shareholders who did not vote in favor of the variation. Should 15% or more of the shareholders of the issued shares in question apply to the court to have the variation cancelled, the variation shall have no effect unless and until it is confirmed by the court.

Alteration to Share Capital

We may, by ordinary resolution of shareholders, consolidate all or any of our share capital into shares of larger amount than our existing shares, or sub-divide our shares or any of them into shares of a smaller amount. We may, by special resolution of shareholders, confirmed by the court, reduce our share capital or any capital redemption reserve or any share premium account in any manner authorized by the U.K. Companies Act 2006. We may redeem or purchase all or any of our shares as described in “—Other U.K. Law Considerations—Purchase of Own Shares.”

Preemption Rights

In certain circumstances, our shareholders may have statutory preemption rights under the U.K. Companies Act 2006 in respect of the allotment of new shares as described in “—Pre-emptive Rights” and “—Differences in Corporate Law—Pre-emptive Rights” in this prospectus.

Transfer of Shares

Any shareholder holding shares in certificated form may transfer all or any of his or her shares by an instrument of transfer in any usual form or any other form approved by the board. Any written instrument of transfer shall be signed by or on behalf of the transferor and (in the case of a partly paid share) the transferee.

In the case of uncertificated shares, the directors may take such action as they consider appropriate to achieve a transfer. The Uncertificated Securities Regulations 2001 permit shares to be issued and held in uncertificated form and transferred by means of a computer based system.

The board may decline to register any transfer of any share:

∎	which is not a fully paid share;

∎	where the transfer is not lodged at our registered office or such other place as the directors have appointed;

∎

where the transfer is not accompanied by the share certificate to which it relates, or such other evidence as the board may reasonably require to show the transferor’s right to make the transfer, or evidence of the right of someone other than the transferor to make the transfer on the transferor’s behalf;

∎	where the transfer is in respect of more than one class of share; and

∎	where the number of joint holders to whom the share is to be transferred exceeds four.

If the board declines to register a transfer, it must return to the transferee the instrument of transfer together with notice of the refusal, unless the board suspects that the proposed transfer may be fraudulent.

Shareholder Meetings

Annual General Meetings

In accordance with the U.K. Companies Act 2006, we are required in each year to hold an annual general meeting in addition to any other general meetings in that year and to specify the meeting as such in the notice convening it. The annual general meeting shall be convened whenever and wherever the board sees fit, subject to the requirements of the U.K. Companies Act 2006, as described in “—Differences in Corporate Law—Annual General Meeting” and “—Differences in Corporate Law—Notice of General Meetings” in this prospectus.

Notice of General Meetings

The arrangements for the calling of general meetings are described in “—Differences in Corporate Law—Notice of General Meetings” in this prospectus.

Quorum of General Meetings

No business, other than the appointment of the chair of the meeting, shall be transacted at any general meeting unless a quorum is present. At least two shareholders present in person or by proxy and entitled to vote shall be a quorum for all purposes.

Class Meetings

The provisions in the Articles relating to general meetings apply to every separate general meeting of the holders of a class of shares.

Directors

Number of Directors

We may not have less than two directors on the Board and not more than nine. We may, by ordinary resolution of the shareholders, vary the minimum and maximum number of directors from time to time.

Appointment of Directors

Subject to the provisions of the Articles, we may, by ordinary resolution of the shareholders or a decision of the directors, elect any person to be a director, either to fill a casual vacancy or as an addition to the existing board, provided the total number of directors does not exceed the maximum number fixed by or in accordance with the Articles. However, any person that is not a director retiring from the existing board must be recommended by the board or the person must have confirmed in writing to us their willingness to be elected as a director not later than seven days before the general meeting at which the relevant resolution is proposed.

Any director appointed by the board will hold office only until the next following annual general meeting at which they must retire. In addition, all directors must retire at the third annual general meeting following the annual general meeting at which such director was elected or last re-elected. Such directors are eligible for re-election at the annual general meeting at which they retire.

The shareholders may, at the meeting at which a director retires, fill the vacated office by electing a person and in default the retiring director shall, if willing to continue to act, be deemed to have been re-elected, unless at such meeting it is expressly resolved not to fill such vacated office or unless a resolution for the re-election of such director shall have been put to the meeting and lost.

Other U.K. Law Considerations

Notification of Voting Rights

A shareholder in a public company incorporated in the United Kingdom whose shares are admitted to trading on AIM is required pursuant to Chapter 5 of the Disclosure Guidance and Transparency Rules of the U.K. Financial Conduct Authority to notify us of the percentage of his or her voting rights if the percentage of voting rights which he or she holds as a shareholder or through his or her direct or indirect holding of financial instruments (or a combination of such holdings) reaches, exceeds, or falls below 3%, 4%, 5%, and each 1% threshold thereafter up to 100% as a result of an acquisition or disposal of shares or financial instruments.

Mandatory Purchases and Acquisitions

Pursuant to Sections 979 to 991 of the U.K. Companies Act 2006, where a takeover offer has been made for us and the offeror has acquired or unconditionally contracted to acquire not less than 90% in value of the shares to which the offer relates and not less than 90% of the voting rights carried by those shares, the offeror may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that he or she wishes to acquire, and is entitled to so acquire, those shares on the same terms as the general offer. The offeror would do so by sending a notice to the outstanding minority shareholders telling them that it will compulsorily acquire their shares. Such notice must be sent within three months of the last day on which the offer can be accepted in the prescribed manner. The compulsory acquisition of the minority shareholders’ shares can be completed at the end of six weeks from the date the notice has been given, subject to the minority shareholders failing to successfully lodge an application to the court to prevent such compulsory acquisition any time prior to the end of those six weeks following which the offeror can execute a transfer of the outstanding shares in its favor and pay the consideration to us, which would hold the consideration on trust for the outstanding minority shareholders. The consideration offered to the outstanding minority shareholders whose shares are compulsorily acquired under the U.K. Companies Act 2006 must, in general, be the same as the consideration that was available under the takeover offer.

Sell Out

The U.K. Companies Act 2006 also gives our minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of our shares. The holder of shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire his or her shares if, prior to the expiry of the acceptance period for such offer, (i) the offeror has acquired or unconditionally agreed to acquire not less than 90% in value of the voting shares, and (ii) not less than 90% of the voting rights carried by those shares. The offeror may impose a time limit on the rights of minority shareholders to be bought out that is not less than three months after the end of the acceptance period. If a shareholder exercises his or her rights to be bought out, the offeror is required to acquire those shares on the terms of this offer or on such other terms as may be agreed.

Disclosure of Interest in Shares

Pursuant to Part 22 of the U.K. Companies Act 2006, we are empowered to give notice in writing to any person whom we know or have reasonable cause to believe to be interested in our shares, or to have been so interested at any time during the three years immediately preceding the date on which the notice is issued requiring such persons, within a reasonable time to disclose to us particulars of that person’s interest and (so far as is within his or her knowledge) particulars of any other interest that subsists or subsisted in those shares.

Under our Articles, if a person defaults in supplying us with the required particulars in relation to the shares in question (“default shares”), within the prescribed period, the directors may by notice direct that:

∎

in respect of the default shares, the relevant shareholder shall not be entitled to vote (either in person or by proxy) at any general meeting or to exercise any other right conferred by a shareholding in relation to general meetings;

∎

where the default shares represent at least 0.25% of their class, (a) any dividend or other money payable in respect of the default shares shall be retained by us without liability to pay interest and/or (b) no transfers by the relevant shareholder of any default shares may be registered (unless the shareholder himself is not in default and the shareholder provides a certificate, in a form satisfactory to the directors, to the effect that after due and careful enquiry the shareholder is satisfied that none of the shares to be transferred are default shares); and

∎

any shares held by the relevant shareholder in uncertificated form shall be converted into certificated form and that shareholder shall not after that be entitled to convert all or any shares held by him or her into uncertificated form (except with the authority of the directors) unless the shareholder himself is not in default and the shares which the shareholder wishes to convert are part only of the shareholder’s holding and the shareholder provides a certificate, in a form satisfactory to the directors, to the effect that after due and careful enquiry the shareholder is satisfied that none of the shares to be converted into uncertificated form are default shares.

Purchase of Own Shares

Under English law, a limited company may only purchase its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, provided that they are not restricted from doing so by their articles. A limited company may not purchase its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased.

Subject to the above, we may purchase our own shares in the manner prescribed below. We may make a market purchase of our own fully paid shares pursuant to an ordinary resolution of shareholders. The resolution authorizing the purchase must:

∎	specify the maximum number of shares authorized to be acquired;

∎	determine the maximum and minimum prices that may be paid for the shares; and

∎	specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

We may purchase our own fully paid shares otherwise than on a recognized investment exchange pursuant to a purchase contract authorized by resolution of shareholders before the purchase takes place. Any authority will not be effective if any shareholder from whom we propose to purchase shares votes on the resolution and the resolution would not have been passed if he or she had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

Distributions and Dividends

Under the U.K. Companies Act 2006, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves (on a non-consolidated basis). The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under English law.

It is not sufficient that we, as a public company, have made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement is imposed on us to ensure that the net worth of the company is at least equal to the amount of its capital. A public company can only make a distribution:

∎

if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called up share capital and undistributable reserves; and

∎	if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total.

City Code on Takeovers and Mergers

As a public company incorporated in England and Wales with our registered office in England and Wales which has shares admitted to AIM, we are subject to the U.K. City Code on Takeovers and Mergers (the “City Code”), which is issued and administered by the U.K. Panel on Takeovers and Mergers (the “Panel”). The City Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the City Code contains certain rules in respect of mandatory offers. Under Rule 9 of the City Code, if a person:

∎

acquires an interest in our shares which, when taken together with shares in which he or she or persons acting in concert with him or her are interested, carries 30% or more of the voting rights of our shares; or

∎

who, together with persons acting in concert with him, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights of our shares, and such persons, or any person acting in concert with him, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer and depending on the circumstances, its concert parties, would be required (except with the consent of the Panel) to make a cash offer for our outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

Exchange Controls

There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest, or other payments by us to non-resident holders of our ordinary shares or ADSs, other than withholding tax requirements. There is no limitation imposed by English law or in the Articles on the right of non-residents to hold or vote shares.

Differences in Corporate Law

The applicable provisions of the U.K. Companies Act 2006 differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the U.K. Companies Act 2006 applicable to us and the General Corporation Law of the State of Delaware relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and English law.

	England and Wales	Delaware
Number of Directors	Under the U.K. Companies Act 2006, a public limited company must have at least two directors. Our Articles further provide that, unless otherwise determined by an ordinary resolution, the number of our directors shall be not less than two nor more than nine in number.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.

Our board of directors currently consists of nine members.

For as long as Novartis holds not less than one percent of our issued share capital, Novartis may appoint one observer who may attend, but not participate or vote in, any meeting of our board of directors.

Removal of Directors	Under the U.K. Companies Act 2006, a company may remove a director without cause at a general meeting by way of an ordinary resolution of shareholders (which is passed by a simple majority of those voting in person or by proxy at a general meeting), irrespective of any provision of any agreement or service contract between the director and the company, provided that 28 clear days’ notice of the proposed resolution to remove the director is given and certain other procedural requirements under the U.K. Companies Act 2006 are followed (such as allowing the director to make representations against his or her removal either at the meeting or in writing).	Under Delaware law, unless otherwise provided in the certificate of incorporation, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part.

	England and Wales	Delaware
In addition to any power of removal under the U.K. Companies Act 2006, under our Articles, we may, by special resolution or ordinary resolution (of which special notice has been given in accordance with section 312 of the U.K. Companies Act 2006) remove any director from office (but without prejudice to any claim he or she may have for damages for breach of any agreement between us and the relevant director) and, by ordinary resolution, appoint another person to act as director in his or her place.

Vacancies on the Board of Directors	Under our Articles, we may by ordinary resolution appoint a person who is willing to act to be a director, either to fill a vacancy or as an additional director and our board of directors may appoint a person who is willing to act to be a director, either to fill a vacancy or as an additional director, provided in each case that the appointment does not cause the number of directors to exceed the number fixed by or in accordance with our Articles as the maximum number of directors.	Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Annual General Meeting	Under the U.K. Companies Act 2006, a public limited company must hold an annual general meeting in each six-month period following the company’s annual accounting reference date.	Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

General Meeting	Under the U.K. Companies Act 2006, a general meeting of the shareholders of a public limited company may be called by the directors.	Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

	England and Wales	Delaware
Subject to the notice requirements of the U.K. Companies Act 2006 outlined below and subject to our Articles, a general meeting of our shareholders may be called by our board of directors whenever and at such times and places as it shall determine.

A general meeting may also be convened by our board of directors on the requisition of not less than two of our shareholders who hold at least 5% of our voting share capital.

General meetings at which special resolutions are proposed and passed generally involve proposals to change the name of the company, permit the company to issue new shares for cash without the shareholders’ pre-emptive right, amend the company’s articles of association, or carry out other matters where either the company’s articles of association or the U.K. Companies Act 2006 prescribe that a special resolution is required.

Other proposals relating to the ordinary course of the company’s business, such as the election of directors, would generally be the subject of an ordinary resolution and subject to our Articles.

Notice of General Meetings	Under the U.K. Companies Act 2006, at least 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at that meeting. At least 14 clear days’ notice is required for any other general meeting.	Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

	England and Wales	Delaware
In addition, certain matters, such as the removal of directors or auditors, require special notice, which is 28 clear days’ notice.

Quorum	Our Articles provide that no business shall be transacted at any general meeting unless a quorum is present. Two qualifying persons present at a meeting and entitled to vote on the business to be transacted shall be a quorum, unless (1) each is a qualifying person only because he or she is authorized under the U.K. Companies Act 2006 to act as a representative of a corporation in relation to the meeting, and they are representatives of the same corporation, or (2) each is a qualifying person only because he or she is appointed as proxy of a shareholder in relation to the meeting, and they are proxies of the same shareholder.	The certificate of incorporation or bylaws may specify the number of shares, the holders of which shall be present or represented by proxy at any meeting in order to constitute a quorum, but in no event shall a quorum consist of less than one third of the shares entitled to vote at the meeting. In the absence of such specification in the certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders.

A “qualifying person” means (1) a person who is one of our shareholders, (2) a person authorized under the U.K. Companies Act 2006 to act as a representative of the corporation in relation to the meeting, or (3) a person appointed as proxy of a shareholder in relation to the meeting.

Proxy	Under the U.K. Companies Act 2006, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

	England and Wales	Delaware
Issue of New Shares	Under the U.K. Companies Act 2006, the directors of a company must not exercise any power to allot shares or grant rights to subscribe for, or to convert any security into, shares unless they are authorized to do so by the company’s articles of association or by an ordinary resolution of the shareholders. Any authorization given must state the maximum amount of shares that may be allotted under it and specify the date on which it will expire, which must be not more than five years from the date the authorization was given. The authority can be renewed by a further resolution of the shareholders.	Under Delaware law, if the company’s certificate of incorporation so provides, the directors have the power to authorize additional stock. The directors may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the company or any combination thereof.

Pre-emptive Rights	Under the U.K. Companies Act 2006, “equity securities,” being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution (“ordinary shares”) or (ii) rights to subscribe for, or to convert securities into, ordinary shares, proposed to be allotted for cash, must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise, in each case in accordance with the provisions of the U.K. Companies Act 2006.	Under Delaware law, shareholders have no pre-emptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

	England and Wales	Delaware
Authority to Allot	Under the U.K. Companies Act 2006, the directors of a company must not allot shares or grant rights to subscribe for or to convert any security into shares unless those shares are allotted, or those rights to subscribe or convert any security into shares are granted (as applicable) pursuant to an employee share scheme, an ordinary resolution to the contrary has been passed by shareholders in a general meeting, or the articles of association provide otherwise, in each case, in accordance with the provisions of the U.K. Companies Act 2006.	Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. The board of directors may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

Liability of Directors and Officers	Under the U.K. Companies Act 2006, any provision (whether contained in a company’s articles of association or any contract or otherwise) that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.	Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

Any provision by which we directly or indirectly provide an indemnity (to any extent) for a director of the company or of an “associated company” (i.e., a company that is a parent, subsidiary or sister company of us) against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director is void except as permitted by the U.K. Companies Act 2006, which provides exceptions for us to:

∎   any breach of the director’s duty of loyalty to the corporation or its stockholders;

∎   acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

∎   intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

∎   any transaction from which the director derives an improper personal benefit.

England and Wales	Delaware

∎   purchase and maintain director and officer insurance insuring our directors or the directors of an associated company against any liability attaching in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director;

∎   provide a “qualifying third party indemnity,” which is an indemnity against liability incurred by our directors and directors of an associated company to a person other than us or an associated company. Such indemnity must not cover criminal fines, penalties imposed by regulatory bodies, the defense costs of criminal proceedings where the director is found guilty, the defense costs of civil proceedings successfully brought against the director by the company or an associated company, or the costs of unsuccessful applications by the director for relief from liabilities for such matters; and

∎ provide a “qualifying pension scheme indemnity,” which is an indemnity against liability incurred in connection

∎   with the company’s activities as trustee of an occupational pension plan. Such indemnity must not cover a fine imposed in criminal proceedings, or sum payable to a regulatory authority by way of a penalty in respect of

	England and Wales	Delaware
non-compliance with any requirement of a regulatory nature (however arising), or any liability incurred by the director in defending criminal proceedings in which he or she is convicted.

Our Articles provide that it may indemnify each of our directors against:

The U.K. Companies Act 2006 also provides that we may lend each of our directors funds to meet expenditure incurred by him or her in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by him or her in relation to us or an associated company, or in connection with an application for certain specified relief, subject to the requirement that the loan must be on terms that it is to be repaid if the defense or the application for relief is unsuccessful.

Voting Rights	For a description of the voting rights contained in our Articles see “Description of the Share Capital and Articles of Association—Articles of Association—Shares and Rights Attaching to Them—Voting Rights” in this prospectus.	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

Shareholder Vote on Certain Transactions	The U.K. Companies Act 2006 provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, closing of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

∎   the approval of the board of directors; and

	England and Wales	Delaware
(1) the approval, at a shareholders’ or creditors’ meeting convened by order of a court of England and Wales, of a majority in number representing not less than 75% in value of the creditors or class of creditors or members or class of members (as the case may be) present and voting, either in person or by proxy; and (2) the approval of a court of England and Wales.

∎   the approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Standard of Conduct for Directors

∎   Under English law, a director owes various statutory and fiduciary duties to the company, including:

∎   to act in the way he or she considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;

∎   to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

∎   to act in accordance with the company’s constitution and only exercise his or her powers for the purposes for which they are conferred;

∎   to exercise independent judgment;

∎   to exercise reasonable care, skill, and diligence;

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. In general, but subject to certain exceptions,

	England and Wales	Delaware

∎   not to accept benefits from a third party conferred by reason of his or

∎   her being a director or doing, or not doing, anything as a director; and

∎   a duty to declare any interest that he or she has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

Shareholder Suits	Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the U.K. Companies Act 2006 provides that (1) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (2) a shareholder may bring a claim for a court order on the ground that the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

∎   state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares thereafter devolved on the plaintiff by operation of law; and

∎   allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

England and Wales	Delaware

to the interests of its shareholders generally or of some of its shareholders, or that an actual or proposed act or omission of the company is or would be so prejudicial.

The U.K. Limitation Act 1980 imposes a limitation period, with certain exceptions, in respect of civil claims. The period is six years in respect of actions in contract and tort, and 12 years for “actions on a specialty,” such as a breach of any obligation contained in a deed. The limitation period begins to run from the date on which the action accrued. In the case of contract, this is the date on which the breach of contract occurred, and in tort this is the date on which the damage is suffered.

∎   state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Citibank, N.A. (“Citibank”) has agreed to act as the depositary for the ADSs. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. ADSs represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as American Depositary Receipts (“ADRs”). The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A., London Branch, located at 25 Canada Square, Canary Wharf, London, E14 5LB, United Kingdom.

We have appointed Citibank as depositary pursuant to a deposit agreement. A copy of the form of the deposit agreement is on file with the SEC under cover of a registration statement on Form F-6. A copy of the deposit agreement is available from the SEC’s website (www.sec.gov). Please refer to registration number 333-223890 when retrieving such copy. “Holder” means the person or persons in whose name an ADS is registered on the register maintained by the depository for such purpose.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, five ordinary shares that are on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-Share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of England and Wales, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. None of the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to you. As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the ordinary shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the direct registration system or DRS). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC.

The registration of the ordinary shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Other Distributions

Holders generally have the right to receive the distributions we make on the securities deposited with the custodian. A Holder’s receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction the applicable fees, taxes, and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds,

the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of England and Wales.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes, and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS a Holder holds will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes, and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). Holders may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of a Holder’s rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new ordinary shares other than in the form of ADSs.

The depositary will not distribute the rights to a Holder if:

∎	we do not timely request that the rights be distributed to such Holder or we request that the rights not be distributed to such Holder; or

∎	we fail to deliver satisfactory documents to the depositary; or

∎	it is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to a Holder. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to a Holder only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable such Holder to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to a Holder, such Holder will receive either cash or additional ADSs, depending on what a shareholder in England and Wales would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares, or rights to purchase additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to a Holder. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to a Holder and if we provide to the depositary all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes, and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to a Holder and will sell the property if:

∎	we do not request that the property be distributed to such Holder or if we request that the property not be distributed to such Holder; or

∎	we do not deliver satisfactory documents to the depositary; or

∎	the depositary determines that all or a portion of the distribution to such Holder is not reasonably practicable.

∎	The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. A Holder may have to pay fees, expenses, taxes, and other governmental charges upon the redemption of such Holder’s ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for a Holder’s ADSs may change from time to time. For example, there may be a change in nominal (or par) value, split-up, cancellation, consolidation, or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation, or sale of assets of ours.

If any such change were to occur, such Holder’s ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to a Holder, amend the deposit agreement, the ADRs and the applicable registration statement(s) on Form F-6, call for the exchange of such Holder’s existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary may not lawfully distribute such property to a Holder, the depositary may sell such property and distribute the net proceeds to such Holder as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

The depositary may create ADSs on a Holder’s behalf if such Holder or such Holder’s broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person a Holder indicates only after such Holder pays any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. A Holder’s ability to deposit ordinary shares and receive ADSs may be limited by the legal considerations in the United States and England and Wales applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When a Holder makes a deposit of ordinary shares, such Holder will be responsible for transferring good and valid title to the depositary. As such, a Holder will be deemed to represent and warrant that:

∎	the ordinary shares are duly authorized, validly allotted and issued, fully paid, not subject to any call for the payment of further capital, and legally obtained;

∎	all pre-emptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived, disapplied or exercised;

∎	such Holder is duly authorized to deposit the ordinary shares;

∎

the ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage, or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “Restricted Securities” (as defined in the deposit agreement); and

∎	the ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties is incorrect in any way, we and the depositary may, at such Holder’s cost and expense, take any and all actions necessary to correct the consequences of the misrepresentation.

Transfer, Combination and Split Up of ADRs

ADR holders will be entitled to transfer, combine, or split up such Holder’s ADRs and the ADSs evidenced thereby. For transfers of ADRs, a Holder will have to surrender the ADRs to be transferred to the depositary and also must:

∎	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

∎	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

∎	provide any transfer stamps required by the State of New York or the United States; and

∎	pay all applicable fees, charges, expenses, taxes, and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have a Holder’s ADRs either combined or split up, such Holder must surrender the ADRs in question to the depositary with such Holder’s request to have them combined or split up, and such Holder must pay all applicable fees, charges, and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

A Holder will be entitled to present such Holder’s ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. A Holder’s ability to withdraw the ordinary shares held in respect of the ADSs may be limited by the legal considerations in the United States and England and Wales applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by a Holder’s ADSs, such Holder will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares.

A Holder assumes the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If a Holder holds ADSs registered in such Holder’s name, the depositary may ask such Holder to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel such Holder’s ADSs. The withdrawal of the ordinary shares represented by such Holder’s ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

Holders will have the right to withdraw the securities represented by their ADSs at any time except for:

∎

Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

∎	Obligations to pay fees, taxes and similar charges.

∎	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair a Holder’s right to withdraw the securities represented by such Holder’s ADSs except to comply with mandatory provisions of law.

Voting Rights

Holders generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of Holders of ordinary shares are described in “Description of Share Capital and Articles of Association—Articles of Association” in this prospectus.

At our request, the depositary will distribute to Holders any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

If the depositary timely receives voting instructions from a Holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the Holder’s ADSs as follows:

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In the event of voting by show of hands, the depositary will vote (or cause the custodian to vote) all ordinary held on deposit at that time in accordance with the voting instructions received from a majority of Holders of ADSs who provide timely voting instructions.

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In the event of voting by poll, the depositary will vote (or cause the custodian to vote) the ordinary shares held on deposit in accordance with the voting instructions received from the Holders of ADSs. The depositary will give a discretionary proxy to a person designated by us to vote any ordinary shares held on deposit for which voting instructions were not received from the Holders of ADSs, unless we inform the depositary that (a) we do not wish such proxy to be given, (b) substantial opposition exists, or (c) the rights of Holders of ADSs may be adversely affected.

Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the Deposit Agreement). Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure Holders that they will receive voting materials in time to enable such Holders to return voting instructions to the depositary in a timely manner.

Fees and Charges

ADS Holders will be required to pay the following fees under the terms of the deposit agreement:

Service	Fees
Issuance of ADSs (e.g., an issuance of ADS upon a deposit of ordinary shares, upon a change in the ADS(s)-to-ordinary share ratio, or for any other reason), excluding ADS issuances as a result of distributions of ordinary shares)	Up to U.S. 5¢ per ADS issued

Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-ordinary share ratio, or for any other reason)	Up to U.S. 5¢ per ADS cancelled

Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. 5¢ per ADS held

Service	Fees

Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held

Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to U.S. 5¢ per ADS held

ADS Services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary bank

Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to U.S. 5¢ per ADS (or fraction thereof) transferred

Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa).	Up to U.S. 5¢ per ADS (or fraction thereof) converted

ADS Holders will also be responsible to pay certain charges such as:

∎	taxes (including applicable interest and penalties) and other governmental charges;

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the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary, or any nominees upon the making of deposits and withdrawals, respectively;

∎	certain cable, telex, and facsimile transmission and delivery expenses;

∎	the expenses and charges incurred by the depositary in the conversion of foreign currency;

∎	the fees and expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs, and ADRs; and

∎	the fees, charges, costs and expenses incurred by the depositary, the custodian, or any nominee in connection with the ADR program.

ADS fees and charges payable upon (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person to whom the ADSs are issued (in the case of ADS issuances) and to the person whose ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the Holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, Holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to Holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the Holders of ADSs whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS Holder. Certain of the depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges Holders may be required to pay may vary over time and may be changed by us and by the depositary. ADS Holders will receive prior notice of such changes. The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time.

Amendments

We may agree with the depositary to modify the deposit agreement at any time without Holders’ consent. We undertake to give Holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to holders’ substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges Holders are required to pay. In addition, we may not be able to provide holders with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

Holders will be bound by the modifications to the deposit agreement if they continue to hold their ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent Holders from withdrawing the ordinary shares represented by holders’ ADSs (except as permitted by law).

Termination

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the Holders at least 30 days before termination. Until termination, Holders’ rights under the deposit agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until holders request the cancellation of their ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with the termination of the deposit agreement, the depositary may, independently and without the need for any action by us, make available to holders of ADSs a means to withdraw the ordinary shares and other deposited securities represented by their ADSs and to direct the deposit of such ordinary shares and other deposited securities into an unsponsored American depositary shares program established by the depositary, upon such terms and conditions as the depositary may deem reasonably appropriate, subject however, in each case, to satisfaction of the applicable registration requirements by the unsponsored American depositary shares program under the Securities Act, and to receipt by the depositary of payment of the applicable fees and charges of, and reimbursement of the applicable expenses incurred by, the depositary.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. Holders may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up, and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to Holders. Please note the following:

∎	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

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The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

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The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to holders on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices, or for our failure to give notice.

∎	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

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We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Articles, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

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We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles or in any provisions of or governing the securities on deposit.

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We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

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We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to holders.

∎	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

∎	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

∎	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

∎	Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among Mereo, the depositary and ADS holders.

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Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to Mereo or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to Mereo or to the ADS owners, or to account for any payment received as part of those transactions.

Taxes

Holders will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. Holders will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs; to deliver, transfer, split, and combine ADRs; or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, holders may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. Holders are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for such holders.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. Holders may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

∎	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

∎	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

∎	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement and the ADRs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) is governed by the laws of England and Wales.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING AGAINST US AND/OR THE DEPOSITARY ARISING OUT OF, OR RELATING TO, THE DEPOSIT AGREEMENT, ANY ADR AND ANY TRANSACTIONS CONTEMPLATED IN THE DEPOSIT AGREEMENT (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR OTHERWISE).

PLAN OF DISTRIBUTION

We may sell the ADSs in one or more of the following ways (or in any combination) from time to time:

∎	through underwriters or dealers;

∎	directly to a limited number of purchasers or to a single purchaser;

∎	in “at-the-market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

∎	through agents; or

∎	through any other method permitted by applicable law and described in the applicable prospectus supplement.

The prospectus supplement will state the terms of the offering of the ADSs, including:

∎	the name or names of any underwriters, dealers or agents;

∎	the purchase price of such securities and the proceeds to be received by us, if any;

∎	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

∎	any initial public offering price;

∎	any discounts or concessions allowed or reallowed or paid to dealers; and

∎	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale, the ADSs will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

∎	negotiated transactions;

∎	at a fixed public offering price or prices, which may be changed;

∎	at market prices prevailing at the time of sale;

∎	at prices related to prevailing market prices; or

∎	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any ADSs will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such ADSs, if any are purchased.

The ADSs may be sold through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the ADSs and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

Sales to or through one or more underwriters or agents in at-the-market offerings will be made pursuant to the terms of a distribution agreement with the underwriters or agents. Such underwriters or agents may act on an agency basis or on a principal basis. During the term of any such agreement, ADSs may be sold on a daily basis on any stock exchange, market or trading facility on which the ADSs are traded, in privately negotiated transactions or otherwise as agreed with the underwriters or agents. The distribution agreement will provide that any ADSs sold will be sold at negotiated prices or at prices related to the then prevailing market prices for our ADSs. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we may also agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our ADSs. The terms of each such distribution agreement will be described in a prospectus supplement.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the ADSs at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make.

The prospectus supplement may also set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Any underwriters to whom ADSs are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

Mayer Brown LLP has passed upon certain legal matters regarding the securities offered hereby. The validity of the ordinary shares underlying the ADSs to be offered pursuant to this prospectus will be passed upon for us by Mayer Brown International LLP.

EXPERTS

The consolidated financial statements of Mereo BioPharma Group plc appearing in Mereo BioPharma Group plc’s Annual Report (Form 20-F) for the year ended December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The registered business address of Ernst & Young LLP is Apex Plaza, Forbury Road, Reading, RG1 1YE, United Kingdom.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are incorporated and currently existing under the laws of England and Wales. In addition, most of our directors and officers reside outside of the United States and most of our assets are located outside of the United States. As a result, it may be difficult for investors to effect service of process in the United States on us or those persons or to enforce in the United States judgments obtained in United States courts against us or those persons based on the civil liability or other provisions of the United States securities laws or other laws.

In addition, uncertainty exists as to whether the courts of England and Wales would:

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recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or

∎	entertain original actions brought in England and Wales against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is currently no treaty between (i) the United States and (ii) England and Wales providing for reciprocal recognition and enforcement of judgments of United States courts in civil and commercial matters, although the United States and the United Kingdom are both parties to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards. A final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the United States securities laws, will not be automatically enforceable in England and Wales. Any final and conclusive monetary judgment for a definite sum obtained against us in United States courts will be treated by the courts of England and Wales as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues will be necessary, provided that:

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the relevant U.S. court had jurisdiction over the original proceedings according to English conflicts of laws principles at the time when proceedings were initiated—in order to establish that, it would be necessary that we either submitted to the U.S. jurisdiction or were resident/present or carrying on business within the U.S. jurisdiction and were duly served with process;

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the U.S. judgment was final and conclusive in the sense of being final and unalterable in the court that pronounced it and being for a definite sum of money and it is currently enforceable in the United States;

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the judgment given by the courts was not in respect of penalties, taxes, fines, or similar fiscal or revenue obligations (or otherwise based on a U.S. law that an English court considers to relate to a penal, revenue or other public law);

∎	the judgment was not procured by fraud;

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the judgment was not obtained following a breach of a jurisdictional or arbitration clause, unless with the agreement of the defendant or the defendant’s subsequent submission to the jurisdiction of the court;

∎	recognition or enforcement of the judgment in England and Wales would not be contrary to public policy or the Human Rights Act 1998;

∎	the proceedings pursuant to which judgment was obtained were not contrary to natural justice;

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the U.S. judgment was not arrived at by doubling, trebling, or otherwise multiplying a sum assessed as compensation for the loss or damages sustained and not being otherwise in breach of Section 5 of the U.K. Protection of Trading Interests Act 1980, or is a judgment based on measures designated by the Secretary of State under Section 1 of that Act or is otherwise unlawful under English law; and

∎	there is not a prior conflicting decision of an English court or the court of another jurisdiction whose judgment the English court recognizes on the issues in question between the same parties.

Whether these requirements are met in respect of a judgment based upon the civil liability provisions of the United States securities laws, including whether the award of monetary damages under such laws would constitute a penalty, is an issue for the English court making such decision.

Subject to the foregoing, investors may be able to enforce in England and Wales judgments in civil and commercial matters that have been obtained from U.S. federal or state courts. Nevertheless, we cannot assure you that those judgments will be recognized or enforceable in England and Wales.

If an English court gives judgment for the sum payable under a U.S. judgment, the English judgment will be enforceable by methods generally available for this purpose. These methods generally permit the English court discretion to prescribe the manner of enforcement. In addition, it may not be possible to obtain an English judgment or to enforce that judgment if the judgment debtor is or becomes subject to any insolvency or similar proceedings, or if the judgment debtor has any set-off or counterclaim against the judgment creditor. Also note that, in any enforcement proceedings, the judgment debtor may raise any counterclaim that could have been brought if the action had been originally brought in England unless the subject of the counterclaim was in issue and denied in the U.S. proceedings.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our board members, executive officers, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a corporate website at https://www.mereobiopharma.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and our website address is included in this prospectus as an inactive textual reference only.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered:

∎	Our Annual Report on Form 20-F for the year ended December 31, 2019, filed with the SEC on June 15, 2020;

∎	Our reports on Form 6-K furnished to the SEC on September 29, 2020, October 1, 2020 and October 19, 2020 that we incorporate by reference into this prospectus; and

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The description of our ordinary shares contained in Item 1 of the Registration Statement on Form 8-A, File No. 001-38452, originally filed with the SEC on April 9, 2018 and subsequently amended on April  15, 2019, as updated by Exhibit 2.2 to the 2019 Form 20-F, including the “Description of Ordinary Shares” and the “Description of American Depositary Shares” contained therein and any amendment or report filed for the purpose of further updating such descriptions.

In addition, any reports on Form 6-K submitted to the SEC by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part and all subsequent annual reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

Mereo BioPharma Group plc

1 Cavendish Place

4th Floor

London, W1G 0QF

United Kingdom

Tel: +44-333-023-7300

Attention: Investor Relations

American Depositary Shares

Representing                Ordinary Shares

PRELIMINARY PROSPECTUS SUPPLEMENT

            , 2021

Sole Book-Running Manager

SVB Leerink

Co-Lead Managers

BTIG	Needham & Company